EXHIBIT B

AGREEMENT AND PLAN OF MERGER

DATED AS OF JANUARY 17, 2005

AMONG

PEM HOLDING CO.,

PN MERGER SUB, INC.

AND

PENN ENGINEERING & MANUFACTURING CORP.

B-i

8.2	Effect of Termination	60
ARTICLE IX MISCELLANEOUS		60
9.1	Survival	60
9.2	Waiver; Amendment	60
9.3	Counterparts	60
9.4	Governing Law	60
9.5	Specific Enforcement; Consent to Jurisdiction	60
9.6	Expenses	61
9.7	Notices	61
9.8	Entire Understanding; No Third Party Beneficiaries	62
9.9	Severability	62
9.10	Interpretation	62
9.11	Assignment	63

B-ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 17, 2005 (this “Agreement”), among PEM Holding Co., a Delaware corporation (“Purchaser”), PN Merger Sub, Inc., a Delaware corporation (“Sub”), and Penn Engineering & Manufacturing Corp., a Delaware corporation (the “Company”).

RECITALS:

WHEREAS, each of the Company Board (as hereinafter defined), the Company Independent Committee (as hereinafter defined) and the Sub Board (as hereinafter defined), has approved and declared advisable, and the Purchaser Board (as hereinafter defined) has approved, this Agreement and the merger of Sub with and into the Company, upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (“Common Stock”) and each issued and outstanding share of Class A common stock, par value $0.01 per share, of the Company (“Class A Common Stock” and, together with the Common Stock, “Company Common Stock”), other than the Dissenting Shares (as hereinafter defined) and the Treasury Shares (as hereinafter defined) will be converted into the right to receive $18.25 in cash; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Purchaser’s willingness to enter into this Agreement, the Persons listed on Schedule I of the Option and Voting Agreement (as hereinafter defined) (each, together with any permitted assigns thereunder, a “Stockholder,” and, collectively, the “Stockholders”) are entering into the Option and Voting Agreement, which provides, among other things: (i) for such Stockholders to vote certain of his, her or its Class A Common Stock pursuant to the terms and conditions set forth in the Option and Voting Agreement, (ii) for the grant of an Option by each Stockholder, exercisable by Purchaser under certain circumstances, to purchase directly from such Stockholder the Option Shares (as defined in the Option and Voting Agreement), in each case, at a purchase price per share equal to $18.25 and (iii) that such Stockholders will take certain other actions in furtherance of the Merger (as hereinafter defined).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein and intending to be legally bound, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 6.6(g).

“Affiliate” of a Person is another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.2.

“Approval Recommendation” has the meaning set forth in Section 6.2(c).

“Benefit Plans” has the meaning set forth in Section 5.2(l)(i).

“Break-up Fee” has the meaning set forth in Section 6.6(h).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the Commonwealth of Pennsylvania are authorized or obligated to close.

“Certificate” means any certificate that immediately prior to the Effective Time represented shares of Company Common Stock.

“Certificate of Merger” has the meaning set forth in Section 2.2(a).

“Change in Company Recommendation” has the meaning set forth in Section 6.6(b).

“Class A Common Stock” has the meaning set forth in the Recitals.

“Closing” and “Closing Date” have the meanings set forth in Section 2.2(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Certificate” means the Restated Certificate of Incorporation of the Company, as amended.

“Company Board” means the Board of Directors of the Company.

“Company Bylaws” means the Bylaws of the Company, as amended.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Expenses” has the meaning set forth in Section 6.13.

“Company Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes the Company and its Subsidiaries or any predecessor of or any successor to the Company (or to another such predecessor or successor).

“Company Independent Committee” means a committee of the Company Board consisting solely of independent directors.

“Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company Licensed Intellectual Property” means all Intellectual Property used by the Company and owned by Third Parties.

“Company Meeting” has the meaning set forth in Section 6.2(c).

“Company Options” means the options to acquire Company Common Stock issued under the Company Stock Option Plans.

“Company Owned Intellectual Property” means all Intellectual Property owned by the Company and its Subsidiaries.

“Company Permits” means all licenses, franchises, permits, certificates, approvals, accreditations, or other similar authorizations from any Governmental Authority required for, affecting, or relating in any way to, any business operated or services furnished by the Company or its Subsidiaries.

“Company SEC Documents” has the meaning set forth in Section 5.2(g).

“Company Stock Option Plans” means the 1996 Equity Incentive Plan, 1998 Stock Option Plan for Non-Employee Directors and 1999 Employee Stock Option Plan.

“Confidentiality Agreement” has the meaning set forth in Section 6.5(c).

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“DGCL” means the Delaware General Corporation Law.

“Disclosure Schedule” has the meaning set forth in Section 5.1.

“Dissenting Shares” means shares of Company Common Stock as to which appraisal rights are perfected under Section 262 of the DGCL.

“DOL” means the Department of Labor.

“Effective Date” has the meaning set forth in Section 2.2(a).

“Effective Time” has the meaning set forth in Section 2.2(a).

“Employees” has the meaning set forth in Section 5.2(l)(i).

“End Date” has the meaning set forth in Section 8.1(c).

“Environmental Laws” has the meaning set forth in Section 5.2(n).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.2(l)(iii).

“ESPP” has the meaning set forth in Section 3.5.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Fund” has the meaning set forth in Section 3.2(a).

“Expense Payment” has the meaning set forth in Section 6.6(h).

“Financing” has the meaning set forth in Section 5.3(h).

“Foreign Benefit Plan” has the meaning set forth in Section 5.2(l)(viii).

“Financing Letters” has the meaning set forth in Section 5.3(h).

“GAAP” means generally accepted accounting principles and practices as in effect from time to time in the United States.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity, authority, or body exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, including any domestic (federal, state, or local), foreign or supranational governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator, or any self-regulatory organization.

“Hazardous Substance” has the meaning set forth in Section 5.2(n).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“HSR Filing” has the meaning set forth in Section 6.3(d).

“Improvements” has the meaning set forth in Section 5.2(p)(iii).

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 6.7(a).

“Insurance Amount” has the meaning set forth in Section 6.7(d).

“Insurance Policies” has the meaning set forth in Section 5.2(s).

“Intellectual Property” means all registered and unregistered: copyrights, including moral rights and rights of attribution and integrity, copyrights in computer software and databases and in the content contained on any Web site (“Copyrights”), patents and industrial designs, including any continuations, divisionals, continuations-in-part, renewals, reissues (“Patents”), trademarks, service marks, trade names, designs, logos, emblems, signs or insignia, slogans, Internet domain names, other similar designations of source or origin and general intangibles of like nature, together with the goodwill of the Company symbolized by any of the foregoing (“Trademarks”), trade secrets and other confidential information, including forms and types of financial, business, scientific, technical, economic, or engineering information, including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible, and whether or how stored, compiled or memorialized physically, electronically, graphically, photographically, or in writing (“Trade Secrets”), all other similar intangible assets, any registrations and applications for any of the foregoing, and the right to sue for past infringement of any of the foregoing.

“IRS” means the Internal Revenue Service.

“Knowledge” of any person that is not an individual means, with respect to any matter in question, actual knowledge of the persons listed on Section 1.1 of the Company Disclosure Schedule.

“Law” means any law (including common law), ordinance, writ, directive, judgment, order, decree, injunction, statute, treaty, rule, regulation, regulatory requirement, or determination of (or an agreement with) a Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property owned by a Third Party held by the Company or any of its Subsidiaries.

“Leases” means all leases, subleases, licenses, or other agreements, including all amendments, extensions, renewals, guaranties, or other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds or uses any Leased Real Property.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, option, proxy, voting trust or agreement, or other restriction on title or transfer.

“MAE Purchase Agreement” has the meaning set forth in Section 6.15.

“Material Adverse Effect” means, with respect to Purchaser or the Company, any fact, event, circumstance, change, condition, or effect that (i) has been, or could reasonably be expected to be, material and adverse to the assets, liabilities, properties, financial position, results of operations, cash flows, or business of Purchaser and its Subsidiaries taken as a whole or the Company and its Subsidiaries taken as a whole or (ii) has materially impaired, or could reasonably be expected to impair, the ability of any of Purchaser and its Subsidiaries, including Sub, or the Company and its Subsidiaries to perform their respective obligations under this Agreement or otherwise materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes after the date hereof in GAAP, (b) any action or omission of the Company or Purchaser taken with the prior consent of the other or as otherwise contemplated by this Agreement in connection with the consummation of the Transaction, (c) changes after the date hereof in Laws or (d) changes after the date hereof in general economic conditions which do not disproportionately adversely affect the Company or its Subsidiaries.

“Material Contract” has the meaning set forth in Section 5.2(j)(i).

“Merger” has the meaning set forth in Section 2.1(a).

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Option and Voting Agreement” means that Option and Voting Agreement, dated as of the date hereof, by and among Purchaser and the Stockholders.

“Owned Real Property” means all land, together with all interests in buildings, structures, improvements, and fixtures located thereon and all easements and other rights and interests appurtenant thereto owned by the Company or any of its Subsidiaries.

“Patents” has the meaning set forth in definition of “Intellectual Property.”

“Paying Agent” means a national bank or trust company appointed by Purchaser with the consent of the Company, which consent shall not be unreasonably withheld.

“Payment Event” has the meaning set forth in Section 6.6(i).

“Pension Plan” has the meaning set forth in Section 5.2(l)(ii).

“Permitted Liens” shall mean (i) mechanics’, carriers’, workers’, or repairmen’s Liens arising in the ordinary course of business and securing payments or obligations that are not delinquent, (ii) Liens for Taxes, assessments, and other similar governmental charges that are not due and payable, and (iii) Liens that arise under zoning, land use, and other similar Laws and other imperfections of title or encumbrances, if any, that do not, individually or in the aggregate, materially affect the value of the property subject thereto and do not, individually or in the aggregate, materially impair the use of the property subject thereto as presently used.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization, Governmental Authority or any other entity or “group” (as defined in the Exchange Act).

“Preliminary Year-End Financial Statements” has the meaning set forth in Section 6.8(b).

“Previously Disclosed” by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used.

“Proxy Statement” has the meaning set forth in Section 5.2(f)(i).

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Board” means the Board of Directors of Purchaser.

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Representatives” has the meaning set forth in Section 6.6(a).

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments that obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Sarbanes-Oxley” has the meaning set forth in Section 5.2(g)(iii).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Stockholder” and “Stockholders” have the meaning set forth in the Recitals.

“Sub” has the meaning set forth in the preamble to this Agreement.

“Sub Board” means the Board of Directors of Sub.

“Subsidiary” has the meaning ascribed to this term in Rule l-02 of Regulation S-X of the SEC.

“Superior Proposal” has the meaning set forth in Section 6.6(g)(ii).

“Surviving Corporation” has the meaning set forth in Section 2.1(a).

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

“Third Party” means any Person other than the Company, Purchaser and their respective Subsidiaries.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Transaction” means the Merger and any other transactions contemplated by this Agreement.

“Treasury Shares” means shares of Company Common Stock held by the Company or any of its Subsidiaries or by Purchaser or any of its Subsidiaries.

ARTICLE II

THE MERGER

2.1 The Merger.

(a) The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Sub shall merge with and into the Company in accordance with the applicable provisions of the DGCL (the “Merger”), the separate corporate existence of Sub shall cease and the Company shall survive and continue to exist as a corporation incorporated under the DGCL (the Company, as the surviving corporation in the Merger, is sometimes referred to herein as the “Surviving Corporation”).

(b) Name. The name of the Surviving Corporation shall be “Penn Engineering & Manufacturing Corp.”

(c) Certificate of Incorporation and Bylaws. The certificate of incorporation and bylaws of the Surviving Corporation immediately after the Merger shall be the certificate of incorporation and bylaws of Sub as in effect immediately prior to the Merger, in each case until thereafter amended in accordance with applicable Law.

(d) Directors and Executive Officers of the Surviving Corporation. The directors of the Surviving Corporation immediately after the Merger shall be the directors of Sub immediately prior to the Merger, each of whom shall serve until such time as their successors shall be duly elected. The executive officers of the Surviving Corporation immediately after the Merger shall be the executive officers of Sub immediately prior to the Merger, each of whom shall serve until such time as their successors shall be duly elected.

(e) Authorized Capital Stock. The authorized capital stock of the Surviving Corporation upon consummation of the Merger shall be as set forth in the certificate of incorporation of Sub immediately prior to the Merger.

(f) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 259 of the DGCL.

(g) Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, the Company, and its proper officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

2.2 Effective Date and Effective Time; Closing.

(a) Subject to the satisfaction or waiver of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions, the parties shall cause a certificate of merger relating to the Merger (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware pursuant to the DGCL on (i) a date selected by Purchaser after such satisfaction or waiver that is no later than five Business Days after such satisfaction or waiver, or (ii) such other date to which the parties may mutually agree. The Merger provided for herein shall become effective upon such filings or on such date as may be specified therein. The date of such filings or such later effective date is herein called the “Effective Date.” The “Effective Time” of the Merger shall be the time of such filings or as set forth in such filings.

(b) A closing (the “Closing”) shall take place on the Effective Date at 10:00 a.m., prevailing time, at the offices of Duane Morris LLP in Philadelphia, Pennsylvania, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to Purchaser and the Company the certificates and other documents required to be delivered under Article VII.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

3.1 Conversion of Shares.

(a) Subject to the provisions of this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Treasury Shares), shall, by virtue of the Merger, be cancelled and shall as of the Effective Time automatically be converted into and shall thereafter only represent the right to receive cash, without any interest, in the amount of $18.25 (the “Merger Consideration”).

(b) At and after the Effective Time, all Treasury Shares shall be cancelled and retired and no Merger Consideration shall be delivered in exchange therefor.

(c) At the Effective Time, the stock transfer books of the Company shall be closed as to holders of Company Common Stock immediately prior to the Effective Time and no transfer of Company Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, Certificates are properly presented in accordance with Section 3.2 of this Agreement to the Paying Agent, such Certificates shall be cancelled and exchanged for a check representing the Merger Consideration into which Company Common Stock represented thereby was converted in the Merger.

(d) At and after the Effective Time, each share of capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and the shares so converted shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

3.2 Exchange Procedures.

(a) Promptly following the Effective Time of the Merger, Purchaser shall deposit or cause to be deposited with the Paying Agent for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 3.2, cash in that amount as is equal to the aggregate Merger Consideration required to be paid pursuant to Section 3.1 in exchange for the shares of Company Common Stock outstanding immediately prior to the Effective Time of the Merger (the “Exchange Fund”). The Transfer Agent shall invest the Exchange Fund as directed by Purchaser on a daily basis. Purchaser shall be obligated to promptly deposit funds in the Exchange Fund to make up any difference if at any time the amount in the Exchange Fund is less than the aggregate Merger Consideration less amounts paid by the Paying Agent to holders of shares of Company Common Stock. The Exchange Fund shall not be used for any other purpose, it being understood that any and all interest earned on and other income resulting from investment of the Exchange Fund shall be promptly paid to Purchaser.

(b) Within ten Business Days after the Effective Time, Purchaser shall cause the Paying Agent to mail to each holder of record of a Certificate, other than holders of Certificates representing Dissenting Shares and Treasury Shares, (i) a form of letter of transmittal, which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Paying Agent and which shall be in customary form and have such other provisions as Purchaser and the Company may reasonably agree and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Each holder of record who surrenders such Certificate or, in accordance with Section 3.7, an affidavit and, if required, a bond regarding the loss or destruction of such Certificate, together with duly executed letter of transmittal materials, to the Paying Agent shall, upon acceptance thereof, be entitled to the cash into which the shares of Company Common Stock represented by the Certificate shall have been converted pursuant to Section 3.1. The Paying Agent shall accept such Certificate upon compliance with such reasonable and customary terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Until surrendered as contemplated by this Section 3.2, each Certificate representing Company Common Stock shall be cancelled and, other than Certificates representing Dissenting Shares and Treasury Shares, be deemed from and after the Effective Time of the Merger to evidence only the right to receive the Merger Consideration to which the holder of such Certificate is entitled hereunder upon such surrender. Purchaser shall not be obligated to deliver the Merger Consideration to which any former holder of Company Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificate or Certificates for exchange as provided in this Section 3.2. If any check representing cash is to be issued in a name other than that in which a Certificate surrendered for exchange is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the Person requesting such exchange shall affix any requisite stock transfer tax stamps to the Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Paying Agent that such taxes have been paid or are not payable.

(c) All cash paid upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock.

3.3 Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Company Common Stock who shall be entitled to be paid the “fair value” of such holder’s Dissenting Shares, as provided in Section 262 of the

DGCL, shall not be entitled to the consideration to which such holder would otherwise have been entitled pursuant to Sections 2.1 and 3.1, unless and until such holder shall have failed to perfect or withdrawn or lost such holder’s rights under Section 262 of the DGCL, and shall be entitled to receive only such payment as is provided for by Section 262 of the DGCL. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262 of the DGCL. If, after the Effective Time, such dissenting stockholder withdraws such stockholder’s demand for appraisal or fails to perfect or otherwise loses such stockholder’s right of appraisal, in any case pursuant to the DGCL, such stockholder’s shares of Company Common Stock shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration, without interest. The Company shall give Purchaser (i) prompt notice of any written demands for appraisal of shares of Company Common Stock received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. Prior to the Effective Date, the Company shall not, without the prior written consent of Purchaser, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands, or agree to do any of the foregoing.

3.4 Withholding Rights. Purchaser, through the Paying Agent, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Purchaser is required under the Code or any Tax Law to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Purchaser.

3.5 Company Options. At the Effective Time, each Company Option that is then outstanding and unexercised shall be cancelled and extinguished and cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into the right to receive from the Surviving Corporation a cash payment for each share of Company Common Stock subject to the Company Option in an amount equal to the Merger Consideration less the per share exercise price of the Company Option and less all applicable federal and state Tax withholding obligations of the optionee. The Company agrees that the Penn Engineering & Manufacturing Corp. 1996 Employees Stock Purchase Plan (the “ESPP”) shall be terminated prior to the Effective Time as provided in Section 4.1(b) of the Company Disclosure Schedule. Prior to the Effective Time, the Company shall take all actions necessary to terminate all of the Company Stock Option Plans and the ESPP, to cancel the Company Options and to otherwise implement the provisions of this Section 3.5.

3.6 Termination of Exchange Fund.

(a) Any portion of the Exchange Fund, including any interest earned thereon and other income resulting therefrom, that remains undistributed to the stockholders of the Company following the passage of six months after the Effective

Date shall be delivered by the Paying Agent to Purchaser, upon demand. Any stockholders of the Company who have not theretofore complied with Section 3.2 shall thereafter look only to Purchaser, and, subject to applicable Law, Purchaser shall be liable for, payment of the Merger Consideration.

(b) Neither the Company nor Purchaser shall be liable to any holder of shares of Company Common Stock for cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority), any such cash in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

3.7 Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming the Certificate to be lost, stolen, or destroyed and, if required by Purchaser or the Surviving Corporation, the posting by that Person of a bond, in such reasonable amount as Purchaser or the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen, or destroyed Certificate the Merger Consideration to be paid in respect of the shares represented by such Certificate as contemplated by this Article III.

ARTICLE IV

ACTIONS PENDING ACQUISITION

4.1 Forbearances of the Company. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of Purchaser, the Company will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course.

(i) Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable commercial efforts to preserve intact its business organization and advantageous business relationships;

(ii) Fail to discuss weekly with Purchaser or more frequently at the request of Purchaser from time to time with respect to, or fail to keep Purchaser apprised of, all significant decisions that affect the business or operations of the Company or its Subsidiaries; and

(iii) Fail to use reasonable commercial efforts to keep available the present services of its employees and preserve for itself and

Purchaser the goodwill of the customers, distributors and suppliers of the Company and its Subsidiaries and others with whom business relations exist.

(b) Capital Stock. Other than pursuant to Rights set forth on Section 4.1(b) of the Company Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights.

(c) Dividends; Etc. (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any other distribution on any shares of Company capital stock, other than the previously announced dividend of $0.07 per share of Company Common Stock to be paid on January 17, 2005 or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, or purchase or otherwise acquire any shares of its capital stock.

(d) Compensation; Employment Agreements; Etc. Enter into, amend, extend, or renew any employment, collective bargaining, consulting, severance, or similar agreements, arrangements, or understandings with any director, officer or employee of the Company or its Subsidiaries, or Representatives of the same, or grant any salary or wage increase or increase any employee benefit (including severance, incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such increase shall be made for any officer of the Company or any Subsidiary of the Company, (ii) for other changes that are required by applicable Law or (iii) to satisfy contractual obligations existing as of the date hereof or disclosed on Section 4.1(d) of the Company Disclosure Schedule. Prior to the date hereof, the Company has provided Purchaser with true and complete copies of all forms of change of control agreements and letter agreements pursuant to which payments set forth on Section 4.1(d) of the Company Disclosure Schedule may be made.

(e) Hiring.

(i) Hire any Person as an employee of the Company or any of its Subsidiaries or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof, (ii) Persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of the Company or a Subsidiary of the Company, as applicable, and (iii) Persons hired in the ordinary course of business.

(ii) Cause any employees of the Company or its Subsidiaries to suffer an “employment loss” as defined in the Worker Adjustment and Retraining Notification Act of 1998, or any similar Law in the 90 days prior to the Effective Date; provided, however, that any such “employment loss” resulting from actions taken by the Company or any of its Subsidiaries with the consent of or at the request of the Purchaser shall not constitute a breach of this covenant.

(f) Benefit Plans. Except (i) as contemplated by this Agreement, (ii) as may be required by applicable Law or (iii) as set forth on Section 4.1(f) of the Company Disclosure Schedule, enter into, establish, adopt or amend, or make any contributions to any pension, retirement, stock option, stock purchase, savings, profit sharing, severance, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement or similar arrangement related thereto, in respect of any director, officer or employee of the Company or its Subsidiaries or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(g) Dispositions. Except as set forth on Section 4.1(g) of the Company Disclosure Schedule, sell, transfer, pledge, license, lease, make subject to a Lien, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties other than inventory in the ordinary course of business consistent with past practice.

(h) Acquisitions. Acquire all or any material portion of the assets, business or properties of any other entity.

(i) Capital Expenditures. Make any capital expenditures, including but not limited to entering into any capitalized lease, or incur any obligations or liabilities in connection therewith, other than those identified on Section 4.1(i) of the Company Disclosure Schedule and other than capital expenditures in amounts not exceeding $100,000 individually or $250,000 in the aggregate.

(j) Governing Documents. Amend the Company Certificate or the Company Bylaws or the articles of incorporation or bylaws or equivalent documents of any Subsidiary of the Company.

(k) Accounting Methods. Implement or adopt any material change in its Tax accounting or financial accounting principles, practices or methods, other than as may be required by changes in Law or GAAP.

(l) Contracts. Except as otherwise permitted under this Section 4.1, enter into or terminate any Material Contract or amend or modify in any material respect any of its existing terms or conditions.

(m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which the Company or any of its Subsidiaries is or becomes a party, which settlement, agreement or action involves payment by the Company or any of its Subsidiaries of an amount that exceeds $250,000 and/or would impose any material restriction on the business of the Company or any of its Subsidiaries or create precedent for claims that are reasonably likely to be material to the Company and its Subsidiaries taken as a whole.

(n) Indebtedness. (i) Incur any indebtedness for borrowed money from a Third Party, or issue debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $250,000; provided, however, that the Company may borrow funds under its existing working capital lines of credit consistent with past practice as long as outstanding amounts under such working capital lines of credit do not exceed $1.0 million in the aggregate, (ii) prepay any indebtedness or (iii) make any loans, advances, or capital contributions to, or investments in, any other Person (other than to wholly owned Subsidiaries of the Company).

(o) Liquidation or Dissolution. Adopt a plan of complete or partial liquidation or dissolution.

(p) Adverse Actions. (i) Take any action that is intended or could reasonably be expected to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Sections 7.1 or 7.3 not being satisfied or (C) a material violation of any provision of this Agreement, except as may be required by applicable Law or (ii) take any action that could reasonably be expected to materially and adversely affect or materially delay the ability of any of Purchaser, Sub or the Company to obtain any necessary approvals required of any Governmental Authority for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the Transaction.

(q) Taxes. Make any Tax election, amend any Tax Return or settle or compromise any Tax liability of the Company or any of its Subsidiaries.

(r) Intellectual Property. Take any action or omit to take any action whereby any Company Owned Intellectual Property may lapse, become abandoned, dedicated to the public, or otherwise become impaired or unenforceable.

(s) Officers and Directors. Pay, loan, or advance (other than the payment of compensation, including amounts payable under any Benefit Plan, directors’ fees or reimbursement of reasonable expenses in the ordinary course of business consistent with past practices or the advancement of expenses as contemplated by the indemnification obligations of the Company Certificate or Company Bylaws, or pursuant to any employment agreement with the Company previously delivered to Purchaser) any amount to, or sell, transfer, or lease any properties or assets to, or enter into any agreement with any of its officers or directors or any Affiliate of any of its officers or directors except as Previously Disclosed.

(t) Real Property. (i) Amend, extend, renew, otherwise modify, or terminate any of the Leases or enter into any new Lease or (ii) purchase, acquire, or improve or agree, plan, or arrange to purchase, acquire, or improve, any plant, factory, or similar asset or property.

(u) Commitments. Enter into any contract or make any proposal with respect to, or otherwise agree or commit to do, any of the foregoing.

4.2 Forbearances of Purchaser and Sub. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of the Company, not to be unreasonably withheld, Purchaser will not, and will cause each of its Subsidiaries, including Sub, not to:

(a) Adverse Actions. (i) Take any action that is intended or could reasonably be expected to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Sections 7.1 or 7.2 not being satisfied or (C) a material violation of any provision of this Agreement, except as may be required by applicable Law or (ii) take any action that could reasonably be expected to materially and adversely affect or materially delay the ability of any of Purchaser, Sub or the Company to obtain any necessary approvals required of any Governmental Authority for the Transaction or to perform its covenants and agreements under this Agreement or to consummate the Transaction.

(b) Commitments. Enter into any contract or make any proposal with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1 Disclosure Schedules. On or prior to the date hereof, Purchaser has delivered to the Company a schedule and the Company has delivered to Purchaser a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Sections 5.2 or 5.3 or to one or more of its covenants contained in Article IV; provided, however, that (a) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect and (b) any information set forth in one section of a Disclosure Schedule shall be deemed to apply to each other section thereof to which its relevance is apparent on its face.

5.2 Representations and Warranties of the Company. Except as Previously Disclosed, the Company hereby represents and warrants to Purchaser and Sub:

(a) Organization, Standing and Authority. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where failure to so qualify would not have a Material Adverse Effect. The Company has in effect all Company Permits necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

(b) Company Capital Stock.

(i) The authorized capital stock of the Company consists solely of (A) 50,000,000 shares of Common Stock, of which 14,501,581 shares are issued and outstanding as of the date hereof and options to purchase 1,930,372 shares are outstanding as of the date hereof and (B) 10,000,000 shares of Class A Common Stock, of which 3,350,164 shares are issued and outstanding as of the date hereof. As of the date hereof, 762,482 shares of Common Stock and 193,886 shares of Class A Common Stock were held in treasury by the Company or otherwise directly or indirectly owned by the Company. The outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to the exercise of outstanding Company Options will be, duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of Company Common Stock have been issued in violation of the preemptive rights of any Person. Except under the Company Stock Option Plans and the ESPP, there are no shares of Company Common Stock reserved for issuance, the Company does not have any Rights issued or outstanding with respect to Company Common Stock and the Company does not have any commitment to authorize, issue or sell any Company Common Stock or Rights. There are no bonds, debentures, notes, or other indebtedness having voting rights (or convertible into securities having such rights) of the Company or any of its Subsidiaries issued and outstanding.

(ii) Except as set forth in Section 5.2(b)(ii) of the Company Disclosure Schedule, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is required to redeem, repurchase, or otherwise acquire shares of Company Common Stock or the stock of any Subsidiary. None of the Company or its Subsidiaries is required to redeem, repurchase, or otherwise acquire shares of capital stock of the Company, or any of its Subsidiaries, respectively, as a result of the Transaction.

(c) Subsidiaries.

(i) (A) Section 5.2(c)(i) of the Company Disclosure Schedule sets forth a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary and the jurisdictions in which each is qualified to do business, (B) except as set forth on Section 5.2(c)(i) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued other than to the Company by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities other than to the Company or any of its wholly owned Subsidiaries, (E)

there are no contracts, commitments, understandings or arrangements relating to the Company’s rights to vote or to dispose of any equity securities of any of the Company’s Subsidiaries and (F) all the equity securities of the Company’s Subsidiaries held by the Company or its Subsidiaries are fully paid and non-assessable and are owned by the Company or its Subsidiaries free and clear of any Liens.

(ii) Except for ownership interests in the Company’s Subsidiaries, the Company does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

(iii) Each of the Company’s Subsidiaries has been duly organized and is validly existing in good standing under the Laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where failure to so qualify would not have a Material Adverse Effect. Each Subsidiary has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted, except where failure to so obtain such authorizations would not, individually or in the aggregate, have a Material Adverse Effect.

(d) Corporate Power. Each of the Company and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. The Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, subject to, in the case of consummation of the Transaction, the receipt of all necessary consents and approvals by any Governmental Authority (including under the HSR Act) and the approval of this Agreement by the holders of the outstanding Class A Common Stock. No other corporate proceedings are necessary on the part of the Company to approve this Agreement or to consummate the Transaction.

(e) Corporate Authority. Subject to the approval of this Agreement by the holders of a majority of the outstanding Class A Common Stock, this Agreement and the Transaction have been authorized by all necessary corporate action of the Company and the Company Board on or prior to the date hereof. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Purchaser and Sub of this Agreement, this Agreement is a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(f) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any Third Party are required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company of this Agreement or in order to consummate the Transaction, except as set forth in Section 5.2(f)(i) of the Company Disclosure Schedule and except for (A) the filing of a premerger notification and report form under the HSR Act, and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or any other applicable competition, merger control, antitrust or similar Law, (B) the filing with the SEC of (1) a proxy statement relating to the adoption and approval by the holders of Class A Common Stock of this Agreement and the Merger (as amended or supplemented from time to time, the “Proxy Statement”) and (2) such reports under the Exchange Act as may be required in connection with this Agreement and the Transaction, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (D) any filings required under the rules and regulations of the New York Stock Exchange, and (E) such other consents, approvals, orders, authorizations, actions, registrations, declarations, and filings the failure of which to be obtained or made individually or in the aggregate is or would be immaterial. Section 5.2(f)(i) of the Company Disclosure Schedule sets forth each such consent, approval, waiver, or filing referred to in clauses (A) – (D) above and identifies the applicable Subsidiary (including the applicable state in which it operates) and applicable Governmental Authority. As of the date hereof, to the Company’s Knowledge there is no reason why the approvals set forth above and referred to in Section 7.1(b) will not be received in a timely manner and without the imposition of a condition, restriction, or requirement of the type described in Section 7.1(b).

(ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by the Company and the consummation of the Transaction do not and will not (A) except as Previously Disclosed, constitute a material breach or violation of, or a default under, or require the consent, approval or authorization of, or notice to or filing with, any Third Party with respect to, or give rise to any Lien, any acceleration of remedies or any right of termination under, any Law, Company Permit, agreement, indenture or instrument of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Company Certificate, the Company Bylaws or similar governing documents of the Company’s Subsidiaries or (C) conflict with or result in any violation of any material Law binding upon or applicable to the Company or any of its Subsidiaries.

(g) SEC Documents.

(i) The Company has filed all reports, schedules, forms, statements and other documents, including exhibits and other information incorporated therein with the SEC required to be filed by the Company since January 1, 2001, and will continue to file such reports through the Effective Time (all such documents, whether filed prior to the date hereof or after the date hereof, as they have been or will be amended since the time of their filing prior to the Effective Time, the “Company SEC Documents”). As of their respective filing dates, or, if amended prior to the Effective Time, as of the date of the last such amendment, the Company SEC Documents complied or will comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Documents. Except to the extent that information contained in any Company SEC Document has been or will be prior to the Effective Time revised, amended, supplemented or superseded by a later-filed Company SEC Document, none of the Company SEC Documents contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made or will be made, not misleading. The financial statements, including the related notes, of the Company included in the Company SEC Documents complied or will comply at the time of filing as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP, except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC, applied on a consistent basis during the periods involved, except as may be indicated in the notes thereto, and each fairly presented or will present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments. Neither the Company nor any of its Subsidiaries has or will have prior to the Effective Time any undisclosed liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, that individually or in the aggregate have had or could reasonably be expected to have a Material Adverse Effect. The Company has heretofore furnished or made available to Purchaser and will continue to furnish and make available to Purchaser through the Effective Time a complete and correct copy of any amendments or modifications that have not yet been filed with the SEC to agreements, documents, or other instruments that previously have been filed or will be filed by the Company with the SEC as exhibits to the Company SEC Documents pursuant to the Securities Act or the Exchange Act. None of the Subsidiaries of the Company are, or have at any time since January 1, 2001 been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act. As used in this Section 5.2(g), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied, or otherwise made available to the SEC.

(ii) The Company maintains disclosure controls and procedures required under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains and has made available to Purchaser copies of, all written descriptions of, and all policies, manuals, and other documents promulgating, such disclosure controls and procedures. To the Company’s Knowledge, each director and executive officer of the Company has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act since January 1, 2001 and will continue to do so through the Effective Time except as previously disclosed in a proxy statement filed by the Company.

(iii) Through the Effective Time, the Chief Executive Officer and the Chief Financial Officer of the Company have signed and will continue to sign, and the Company has furnished and will continue to furnish to the SEC, all certifications required by Sections 302 and 906 of Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder (“Sarbanes-Oxley”) with respect to the Company’s filings pursuant to the Exchange Act. Such certifications contain and will contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn. Neither the Company nor any of its officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing, or submission of such certifications.

(iv) The Company and each of its Subsidiaries maintains a system of internal accounting controls sufficient to comply with all legal and accounting requirements applicable to the Company and such Subsidiary and has made available to Purchaser its work plan, budget, timetable for compliance with, and material correspondence with its accountants relating to, the SEC rules promulgated under Section 404 of Sarbanes-Oxley. To the extent required by the Exchange Act, the Company has disclosed and will continue to disclose in the Company SEC Documents, based on its most recent evaluation thereof, any significant deficiencies in its internal accounting controls that would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize, and report financial data and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(h) Litigation. Except as set forth in Section 5.2(h) of the Company Disclosure Schedule, no litigation, claim, or other proceeding before any court or governmental agency is pending against, by or affecting the Company or any of its Subsidiaries or their respective officers, directors, or employees in their capacities as such, and, to the Company’s Knowledge, no such litigation, claim, or other proceeding has been threatened and there are no facts that could reasonably give rise to such litigation, claim, or other proceeding. Neither the Company nor any of its Subsidiaries is a party to any order, judgment, or decree that (i) had or could reasonably be expected to have a Material Adverse Effect with respect to the Company or (ii) would be binding upon Purchaser or any of its Subsidiaries following consummation of the Merger.

(i) Compliance With Laws. Each of the Company and its Subsidiaries:

(i) is in material compliance with all Laws applicable thereto or to the employees conducting such businesses;

(ii) has not engaged in kickbacks, unlawful payments to or the bribery of foreign officials either directly or indirectly through another Person, including but not limited to any action that would violate the Foreign Corrupt Practices Act;

(iii) has all Company Permits of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such Company Permits are in full force and effect and, to the Company’s Knowledge, no suspension or cancellation of any of them is threatened; and

(iv) has received, since December 31, 2001, no notification or communication from any Governmental Authority (A) asserting that the Company or any of its Subsidiaries is not in compliance with any of the Laws that such Governmental Authority enforces or (B) threatening to revoke any Company Permit nor, to the Company’s Knowledge, do any grounds for any of the foregoing exist.

(j) Material Contracts; Defaults.

(i) Except for the documents set forth in Section 5.2(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by or subject to, in each case whether written or oral: (A) any contract relating to the incurrence of indebtedness from a Third Party (including sale and leaseback transactions, capitalized lease transactions, and other similar financing transactions), including any such contract that contains provisions that in any non-de-minimis manner restrict, or may restrict, the conduct of business of the issuer thereof as currently conducted that will be acquired, directly or indirectly, by Purchaser, (B) any non-competition contract or any other contract or material obligation that purports to limit in any respect the manner or the localities in which the business of the Company or any of its

Subsidiaries, or following consummation of the Transaction, Purchaser’s businesses, is or would be conducted, (C) any agreement that relates primarily to indemnification by the Company or any of its Subsidiaries of any Person, (D) any joint venture or partnership contract, (E) any contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge, or otherwise dispose of any material amount of assets or business (other than in connection with financing transactions or contracts entered into in the ordinary course of business and consistent with past practice that require the particular transactions that are the subject thereof to be conducted with the counterparty or counterparties to the contract), (F) any contract providing for any future payments that are conditioned, in whole or in part, on a change of control of the Company or similar event, (G) any multi-year insurance contract, (H) any insurance contract containing any rate guarantees, rate caps or rate escalators, (I) any contract that contains a “most favored nation” clause or requires any type of exclusive dealing or similar arrangement by the Company or any of its Subsidiaries, (J) any material agency, sales representative, distributor or similar contract involving payments in excess of $100,000, (K) any reinsurance treaty or facultative reinsurance contract (in each case applicable to insurance in force or for which the Company or any of its Subsidiaries are entitled to any recovery), (L) any guarantees or “stop loss” agreements or arrangements, (M) any agreement or understanding with, or restriction imposed by, a Governmental Authority or other Third Party relating to the payment of dividends or maintenance of capital by the Company or any of its Subsidiaries, (N) any agreement or commitment to make any loan, advance, or capital contribution to, or investment in, any Person other than a direct or indirect wholly owned Subsidiary of the Company, (O) all Leases, (N) any agreement granting or obtaining any right to use or practice any rights under any material Intellectual Property (other than licenses for readily available commercial software having an acquisition price of less than $100,000), (P) any material outsourcing agreements (including those pursuant to which call center or customer service functions are performed), (Q) any other contracts not listed above that involve annual revenues or annual expenditures in excess of $500,000, (R) any material contract as defined by Item 601(b)(10) of Regulation S-K and (S) any other contracts not listed above that are material to the Company and its Subsidiaries taken as a whole (the Contracts of a type covered by clauses (A) to (S) being referred to as the “Material Contracts”). The Company has listed in Section 5.2(j)(i) of the Company Disclosure Schedule and made available to Purchaser true, correct and complete copies of each such Material Contract.

(ii) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(iii) Each Material Contract is a legal, valid, and binding obligation of the Company or the applicable Subsidiary of the Company (as the case may be) and, to the Knowledge of the Company, of each other party thereto, enforceable against each such party in accordance with its terms.

(iv) Except as set forth in Section 5.2(j)(iv) of the Company Disclosure Schedule or as could not reasonably be expected to have a Material Adverse Effect on the Company, since December 31, 2003, (A) no other party to a Material Contract has canceled or otherwise terminated any Material Contract or has provided written or oral notice to the Company or any of its Subsidiaries of its intent to do so and (B) to the Knowledge of the Company, no other Third Party to any Material Contract is unable to continue to perform its obligations thereunder.

(k) No Brokers. Except as set forth in Section 5.2(k) of the Company Disclosure Schedule, no action has been taken by the Company or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee, financial advisor’s fee, fairness opinion fee, or other like payment with respect to the Transaction. The Company has made available to Purchaser a complete and correct copies of the agreements between the Company and Gleacher Partners LLC and Houlihan Lokey Howard & Zukin Financial Advisors, Inc. pursuant to which such firms would be entitled to any payment relating to this Agreement or the Transaction and such agreements are the only agreements providing for the payment of any consideration to Gleacher Partners LLC and Houlihan Lokey Howard & Zukin Financial Advisors, Inc. with respect to this Agreement or the Transaction.

(l) Employee Benefit Plans.

(i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the “Employees”) and current or former directors of the Company and its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Sections 3(1), 3(2), 3(3) and 3(37) of ERISA, benefit plans not subject to United States law and deferred compensation, severance, change of control, gains-sharing, profit sharing, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit Plans”), have been set forth in Section 5.2(l)(i) of the Company Disclosure Schedule. True and complete copies of the following have been provided or made available to Purchaser: (A) all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto, (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the IRS or the DOL, as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan, (C) for each Benefit Plan that is a “top-hat” plan, a copy of filings with the DOL, (D) the most recent determination letter issued by the IRS for each Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code, (E) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan, (F) the most recent actuarial report, if any, relating to each Benefit Plan, (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan and (H) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA.

(ii) Each Benefit Plan has been administered in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. Each Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, or such Pension Plan has been timely submitted to the IRS for a favorable determination letter, or is the adoption of a prototype plan for which the prototype sponsor has a favorable determination letter from the IRS, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. There is no material pending or, to the Company’s Knowledge, threatened litigation relating to the Benefit Plans. Neither the Company nor any of its Subsidiaries nor any trustee or any fiduciary of any of the Benefit Plans has engaged in any prohibited transaction within the meaning of Sections 406 or 407 of ERISA or Section 4975 of the Code with respect to any of the Benefit Plans that could result in the imposition of any material liability on such Benefit Plan or the Company or for which no exemption exists under Section 4975(d) of the Code or section 408 of ERISA. There are no matters pending before the IRS, DOL or other governmental agency with respect to any Benefit Plans, nor does the Company have knowledge that any is threatened.

(iii) No liability under Subtitle C or D of Title IV of ERISA has been or is presently expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or the single-employer plan of any entity that is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Neither the Company nor any of its Subsidiaries has incurred, and neither expects to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA, regardless of whether based on contributions of an ERISA Affiliate. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate.

(iv) All contributions required to be made under the terms of any Benefit Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency”, whether or not waived, within the meaning of Section 412 of the

Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Except as set forth in Section 5.2(l)(iv) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v) Except as set forth in Section 5.2(l)(v) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the Laws of any state or locality. To the Company’s Knowledge, no event or condition exists with respect to a Benefit Plan that could subject the Company to Tax under Section 4980B of the Code.

(vi) None of the execution of this Agreement, stockholder approval of this Agreement, or consummation of the Transaction will, except as set forth in Section 5.2(l)(vi) of the Company Disclosure Schedule, (A) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding, through a grantor trust or otherwise, of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future. There are no payments that would fail to be deductible under Section 280G of the Code.

(vii) All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each Benefit Plan. All required Tax filings with respect to each Benefit Plan have been made, and any Taxes due in connection with such filings have been paid.

(viii) With respect to each Benefit Plan that is not subject to United States law (each, a “Foreign Benefit Plan”), (A) all employer and employee contributions to each Foreign Benefit Plan required by law or by the terms of such Foreign Benefit Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (B) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan; and (C) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(m) Labor Matters. Except as set forth in Section 5.2(m) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract, work rules, or other labor-related agreement, arrangement, or understanding with any labor union, labor organization, or works council, (ii) no employees of the Company or its Subsidiaries are represented by any labor union, labor organization, or works council with respect to their employment with the Company or its Subsidiaries, (iii) no labor union, labor organization, works council, or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and, to the Company’s Knowledge, there are no current labor union organizing activities with respect to any employees of the Company or its Subsidiaries, (iv) neither the Company nor any of its Subsidiaries is the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor union, labor organization, or works council, (v) no strike, slowdown, work stoppage, lockout, or other labor dispute is pending or, to the Company’s Knowledge, threatened, against or otherwise affecting the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has experienced any such labor action or event since January 1, 2003, (vi) the Company and each of its Subsidiaries are in compliance in all material respects with all applicable legal requirements, agreements, contracts, and policies relating to employment and employment practices, terms and conditions of employment, occupational safety and health, plant closures and layoffs, wages, and hours of work and (vii) except as Previously Disclosed, there is no pending or, to the Company’s Knowledge, threatened litigation, arbitration, suit or claim between or involving the Company or its Subsidiaries and any of their current or former executive, officers, employees, independent contractors, or applicants for employment.

(n) Environmental Matters.

(i) The Company and its Subsidiaries have been and are materially in compliance with applicable Environmental Laws;

(ii) To the Company’s Knowledge, no Real Property, including buildings or other structures, currently or formerly owned or operated by the Company or any of its Subsidiaries has been contaminated with, or has had any release of, any Hazardous Substance except as would not be reasonably likely to require remediation or result in a claim pursuant to any applicable Environmental Law;

(iii) Neither the Company nor any of its Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any Third Party property;

(iv) Neither the Company nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law;

(v) Neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any Third Party relating to any Environmental Law;

(vi) Except as set forth in Section 5.2(n)(vi) of the Company Disclosure Schedule or in any environmental report or study made available to Purchaser and listed on Section 5.2(n)(vi) of the Company Disclosure Schedule, to the Company’s Knowledge, there are no circumstances or conditions, including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services, involving the Company or any of its Subsidiaries or any currently or formerly owned or operated property that could reasonably be expected to result in any claims, liability or investigations against the Company or any of its Subsidiaries or result in any restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law; and

(vii) The Company has made available to Purchaser copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to the Company, its Subsidiaries and any currently owned or operated property of the Company.

As used herein, the term “Environmental Laws” means any Law relating to: (A) the protection or restoration of the environment, health, safety or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance that is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

(o) Tax Matters.

(i) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries are materially true, correct, and complete and have been timely filed. The Company and its Subsidiaries have fully and timely paid (or has had paid on their behalf) all Taxes owed by them

(whether or not shown on any Tax Return) for all Tax periods and the Company and its Subsidiaries have made adequate provision as reflected on its balance sheet at September 30, 2004 for any Taxes that are not yet due and payable for all taxable periods, or portions thereof, required by GAAP to be reflected on such balance sheet.

(ii) Except as set forth in Section 5.2(o)(ii) of the Company Disclosure Schedule, no audit or proceeding by any Governmental Authority is pending with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries. No Governmental Authority has given written notice of its intention to audit, commence any proceeding relating to Taxes or assert any deficiency or claim for additional Taxes against the Company or any of its Subsidiaries. No claim in writing has been made against the Company or any of its Subsidiaries by any Governmental Authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any such Subsidiary is or may be subject to taxation by that jurisdiction. All deficiencies for Taxes asserted or assessed in writing against the Company or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the most recent financial statements contained in the Company SEC Documents filed prior to the date hereof.

(iii) Neither the Company nor any of its Subsidiaries has entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company or any of its Subsidiaries.

(iv) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement other than with a member of the Company Group, is or has been a member of an affiliated group filing consolidated or combined Tax Returns other than a group the common parent of which is or was the Company or otherwise has any liability for the Taxes of any Person other than a member of the Company Group.

(v) Neither the Company nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(vi) No amounts payable by the Company or any of its Subsidiaries as a result of the Transaction (either alone or in combination with another event) will constitute an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code.

(vii) All Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable Law, have been paid to the proper Governmental Authority or other Person.

(viii) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries, except for Liens for Taxes not yet due and payable.

(ix) Neither the Company nor any of its Subsidiaries has been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) or has been the subject of a distribution with respect to a transaction described in Section 355 of the Code within the five-year period ending as of the date of this Agreement.

(x) The Company is not and has not been a United States real property holding company within the meaning of Section 897(c)(2) of the Code.

(xi) Neither the Company nor any of its Subsidiaries have entered into a “listed transaction” as defined in Section 6707A(c) of the Code or a “reportable transaction” as defined in Section 6707A(c) of the Code.

(p) Real Property.

(i) Section 5.2(p)(i) of the Company Disclosure Schedule sets forth the address of each parcel of Owned Real Property. With respect to each parcel of Owned Real Property: (A) the Company or any of its Subsidiaries, as the case may be, has good and marketable fee simple title, free and clear of all Liens except (1) as disclosed on Section 5.2(p)(i)(A) of the Company Disclosure Schedule, (2) Permitted Liens, (3) easements for the erection and maintenance of public utilities, or (4) other easements and encumbrances affecting the properties so long as same do not (I) interfere with the use or operation of the business of the Company or any of its Subsidiaries, as the case may be, or the Owned Real Property as presently conducted or (II) render title to the Owned Real Property unmarketable or uninsurable, (B) except as set forth in Section 5.2(p)(i)(B) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, as the case may be, has leased or otherwise granted to any person the right to use or occupy such Owned Real Property or any portion thereof, (C) other than the right of Purchaser and Sub pursuant to this Agreement and as set forth in Section 5.2(p)(i)(C) of the Company Disclosure Schedule, there are no outstanding options, rights of first offer, rights of reverter or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein, and (D) other than as set forth in Section 5.2(p)(i)(D) of the Company Disclosure Schedule neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(ii) Section 5.2(p)(ii)(a) of the Company Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each Leased Real Property (including the date and name of the parties to such Lease document) is included on Section 5.2(j) of the Company Disclosure Schedule. The Company or any of its Subsidiaries, as

the case may be, has delivered or made available to Purchaser and Sub a true and complete copy of each of the aforementioned Lease documents. Except as set forth in Section 5.2(p)(ii)(b) of the Company Disclosure Schedule or Previously Disclosed, with respect to each of the aforementioned Leases: (A) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease (except for those lease consents to be obtained by the Company or any of its Subsidiaries, as the case may be, pursuant to Section 7.3(g) of this Agreement), will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing, (B) to the Company’s Knowledge, there are no disputes with respect to such Lease, (C) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease that has not been redeposited in full, (D) neither the Company nor any of its Subsidiaries, as the case may be, owes, nor will it owe in the future, any brokerage commissions or finder’s fees with respect to such Lease, (E) the other party to such Lease is not an affiliate of, and otherwise does not have any economic interest in, the Company or any of its Subsidiaries, (F) the Company or one of its Subsidiaries occupies the Leased Real Property and neither the Company nor any of its Subsidiaries, as the case may be, has subleased, licensed or otherwise granted any person the right to use or occupy such Leased Real Property or any portion thereof, (G) neither the Company nor any of its Subsidiaries, as the case may be, has collaterally assigned or granted any other security interest in such Lease or any interest therein, and (H) there are no Liens on the estate or interest created by such Lease.

(iii) To the Knowledge of the Company, all material buildings, structures, fixtures, building systems, and equipment included in the Real Property (the “Improvements”) are in reasonably good condition and repair in all material respects and sufficient for the operation of the business as currently conducted of the Company or any of its Subsidiaries, as the case may be, subject to reasonable wear and tear. There are no facts or conditions affecting any of the Improvements that would interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business as currently conducted of the Company or any of its Subsidiaries, as the case may be.

(iv) All of the Real Property is free from any use or occupancy restrictions except those imposed by applicable zoning laws, ordinances, and regulations, none of which materially interfere with the use of the Real Property in connection with the business as currently conducted of the Company or any of its Subsidiaries, as the case may be, and from all special Taxes or assessments. No assessment for public improvement or otherwise that is due and remains unpaid has been made against the Real Property other than the Permitted Liens and to the Knowledge of the Company, there are no currently proposed or pending assessment for public improvements or otherwise.

(v) The present use of the land, buildings, structures, and improvements on the Real Property are in conformity with all applicable laws, rules, regulations, and ordinances, including, without limitation, all applicable zoning laws, ordinances, and regulations and with all registered deeds or other restrictions of record, and to the Knowledge of the Company there is no proposed change therein that would so affect any of the Real Property or its use and neither the Company nor any of its Subsidiaries, as the case may be, has received any notice of violation thereof. To the Knowledge of the Company, there exists no conflict or dispute with any regulatory authority or other person relating to any Real Property or the activities thereon. To the Knowledge of the Company, all buildings, structures, and Improvements on the Real Property are located within the lot lines (and within the mandatory set-backs from such lot lines established by zoning ordinance or otherwise) and not over areas subject to easements or rights of way.

(vi) All requisite certificates of occupancy and other permits or approvals required with respect to the buildings, structures, and Improvements on any of the Real Property and the occupancy and use thereof have been obtained and are currently in effect. There are no expropriation or condemnation proceedings pending against the Real Property and to the Knowledge of the Company, there are no expropriation or condemnation proceedings threatened or proposed against the Real Property.

(vii) Prior to the date hereof, the Company or any of its Subsidiaries, as the case may be, has delivered to or made available for review by Purchaser, true and correct copies of all deeds, mortgages, surveys, licenses, title insurance policies, permanent certificates of occupancy, or equivalent documentation with respect to the Real Property and other documents relating to or affecting the title to the Owned Real Property or leasehold interests in the Leased Real Property. None of such documents made available to Purchaser have been amended or rescinded.

(viii) Neither the Company nor any of its Subsidiaries, as the case may be, has received any notice from any insurance company of any material defects or inadequacies in the Real Property or any part thereof, that would materially or adversely affect the insurability of the same or of any termination or threatened termination of any policy of insurance relating to Real Property.

(q) Intellectual Property.

(i) (A) Section 5.2(q)(i)(A) of the Company Disclosure Schedule sets forth a complete list of all Company Owned Intellectual Property, other than non-material unregistered Copyrights and all Trade Secrets and (B) Section 5.2(q)(i)(B) of the Company Disclosure Schedule sets forth a complete list of all Company Licensed Intellectual Property.

(ii) The Company and its Subsidiaries solely and exclusively own all Company Owned Intellectual Property and have a valid and enforceable rights to use all Company Licensed Intellectual Property, free and clear of all Liens. The Company or a Subsidiary is listed in the records of the appropriate Governmental Authority as the sole current owner of record of each application and registration included in the Company Owned Intellectual Property.

(iii) The Company Intellectual Property has been duly maintained, is subsisting, in full force and effect, has not been cancelled, expired or abandoned and is valid and enforceable.

(iv) Except as set forth in Section 5.2(q)(iv) of the Disclosure Schedule, there are no actions that must be taken by the Company within 90 days from the date hereof, including (A) the payment of any registration, maintenance, or renewal fees or (B) the filing with the appropriate Governmental Authority of documents, applications, or certificates, for the purposes of obtaining, maintaining, perfecting, preserving or renewing any rights in the Company Owned Intellectual Property.

(v) Except as set forth in Section 5.2(q)(v) of the Company Disclosure Schedule, there is no litigation pending or, to the Knowledge of the Company, threatened against the Company that involves a claim (A) alleging that any Company Owned Intellectual Property infringes, misappropriates, dilutes, or otherwise violates a Third Party’s Intellectual Property rights, or (B) challenging the ownership, use, validity, enforceability, or registrability of any Company Intellectual Property, and, to the Knowledge of the Company, there is no basis for a claim regarding any of the foregoing.

(vi) Except as set forth in Section 5.2(q)(vi) of the Company Disclosure Schedule, the Company has not brought a pending or threatened a claim against any Third Party (A) alleging infringement, misappropriation, dilution, or other violation of any Company Owned Intellectual Property or (B) challenging any such Third Party’s ownership or use of, or the validity, enforceability, or registrability of, such Third Party’s Intellectual Property, and, to the Knowledge of the Company, there is no basis for a claim regarding any of the foregoing.

(vii) Except as set forth in Section 5.2(q)(vii) of the Company Disclosure Schedule, the Company’s products that employ or embody any invention included in any Patent claims have been marked to give notice to the public that such product is patented, as provided for under applicable law.

(viii) The Company has taken reasonable measures to protect the confidentiality of its Trade Secrets, including requiring its employees and all Third Parties having access thereto to execute written non-disclosure agreements that adequately protect the Company’s proprietary interests in and to such Trade

Secrets. No Company Trade Secret has been disclosed or authorized to be disclosed to any employee or Third Party other than pursuant to such an agreement, and, to the Company’s Knowledge, no employee or Third Party is in breach or default of any such agreement.

(ix) The Company Intellectual Property constitutes all the Intellectual Property rights necessary for the continued conduct of the Company’s business after the Closing Date in the same manner as such business was conducted on the date of this Agreement. The execution of this Agreement and the consummation of the Transaction will not result in the loss or impairment of any of the Company’s rights in or to any Company Intellectual Property.

(r) Books and Records. The books and records of the Company and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of the Company and its Subsidiaries.

(s) Insurance. The Company has set forth in Section 5.2(s) of the Company Disclosure Schedule a description of all of the material insurance policies, binders or bonds currently maintained by the Company and its Subsidiaries (“Insurance Policies”). The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and in accordance with industry practices. All the Insurance Policies are in full force and effect and the Company has no Knowledge of any threatened termination of, premium increase with respect to, or material alteration of coverage under any Insurance Policy; all premiums due on the Insurance Policies have been paid in a timely manner by the Company and its Subsidiaries; the Company and its Subsidiaries are not in material default thereunder, there is no claim by the Company or any of its Subsidiaries pending under any Insurance Policy as to which coverage has been questioned, denied, or disputed by the underwriters of such Insurance Policies or in respect of which such underwriters have reserved their rights and all claims thereunder have been filed in due and timely fashion.

(t) Required Vote. The affirmative vote of the holders of a majority of the issued and outstanding shares of Class A Common Stock is necessary to adopt and approve this Agreement and the Merger on behalf of the Company. No other vote of the stockholders of the Company is required by Law, the Company Certificate, the Company Bylaws or otherwise to approve this Agreement and the Merger.

(u) Properties and Assets. The Company and its Subsidiaries have, and immediately following the Effective Time will continue to have, good and valid title to their owned assets, or in the case of assets and properties they lease, license, or have other rights in, valid rights by lease, license, or other agreement to use, all assets and properties (in each case, tangible and intangible) necessary and desirable to permit the Company and its Subsidiaries to conduct their business as currently conducted. The assets and properties (in each case, tangible and intangible) owned or used by the

Company are in satisfactory condition and repair for their continued use as they have been used and adequate in all material respects for their current use, subject to reasonable wear and tear.

(v) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Purchaser or Sub for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(w) Fairness Opinion. The Company Board has received an opinion of Gleacher Partners LLC to the effect that as of the date hereof the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view and the Company Independent Committee has received an opinion from Houlihan Lokey Howard & Zukin Financial Advisors, Inc. to the effect that as of the date hereof the Merger Consideration is fair to the public holders of Company Common Stock from a financial point of view, true, correct, and complete copies of which have been made available to Purchaser.

(x) Absence of Certain Changes or Events.

(i) Since September 30, 2004, no event or events have occurred that have had or are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to the Company.

(ii) Without limiting the foregoing, since December 31, 2003, there has not occurred any damage, destruction or loss of any material asset of the Company or any of its Subsidiaries that materially affects the use thereof.

(iii) Since December 31, 2003, the Company and its Subsidiaries have carried on their respective business in all material respects in the ordinary course consistent with past practice.

(iv) Since December 31, 2003, there has not been any material change by the Company or any of its Subsidiaries in accounting principles or methods.

(y) State Takeover Statutes; Company Certificate Provisions. Other than Section 203 of the DGCL, no state takeover statute or similar statute or regulation or similar provision of the Company Certificate or the Company Bylaws applies or purports to apply to this Agreement, the Option and Voting Agreement or the Transaction.

(z) Related Party Transactions. There are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor or debtor to, or party to any contract with, any stockholder, director, officer, employee, Affiliate or associate of the Company or any of its Subsidiaries, or any relative of any of the foregoing, except for expense advancements made in the ordinary course. Since December 31, 2003, no event has occurred that would be required to be reported by the Company or any of its Subsidiaries under Item 404 of Regulation S-K promulgated by the SEC.

(aa) Company Independent Committee Recommendation. The Company Independent Committee, at a meeting duly called and held on January 17, 2005, has unanimously (i) determined that this Agreement and the Transaction are fair to and in the best interest of the public stockholders of the Company, (ii) recommended approval of this Agreement to the Company Board and (iii) recommended that the holders of the Class A Common Stock approve and adopt this Agreement and approve the Merger.

(bb) Board Recommendation. The Company Board, at a meeting duly called and held on January 17, 2005, has unanimously (i) determined that this Agreement and the Transaction are fair to and in the best interests of the stockholders of the Company and declared the Merger to be advisable, (ii) approved this Agreement and (iii) recommended that the holders of the Class A Common Stock approve and adopt this Agreement and approve the Merger and directed that such matter be submitted to the Company’s stockholders at the Company Meeting. The actions taken by the Company Board and the Company Independent Committee constitute approval of the Merger, this Agreement and the Option and Voting Agreement and the other transactions contemplated hereby and thereby by the Company Board under the provisions of Section 203 of the DGCL and the Company has taken all actions necessary such that Section 203 of the DGCL does not apply to this Agreement, the Option and Voting Agreement or the transactions contemplated hereby or thereby. The Company has furnished to Purchaser a certified copy of resolutions of the Company Board approving and adopting this Agreement and taking the foregoing actions.

(cc) Product Liability.

(i) There are not presently pending or to the Knowledge of the Company threatened, and since January 1, 2000, there were at no time pending, any civil, criminal, or administrative actions, proceedings, suits, demands, claims, hearings, notices of violation, investigations, or demand letters, based on any legal or equitable theory of recovery whatsoever, relating to any alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty, representation, or condition relating to any product designed or manufactured by or on behalf of the Company or any of its Subsidiaries.

(ii) Except as set forth in Section 5.2(cc)(ii) of the Company Disclosure Schedule, since January 1, 2000, there have not been any product recalls or post-sale warnings, by the Company, any Subsidiary of the Company or any Affiliate of the Company or any Subsidiary of the Company relating to a product designed or manufactured by or on behalf of the Company.

(iii) To the Knowledge of the Company, no circumstances exist affecting the safety of the products of the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(iv) Section 5.2(cc)(iv) of the Company Disclosure Schedule contains a complete and correct statement of all warranties, warranty policies, service agreements and maintenance agreements of the Company and any of its Subsidiaries in effect as of the date of this Agreement that provide for warranty coverage for a period in excess of 12 months. All products designed or manufactured by the Company or any of its Subsidiaries and any services rendered in the conduct of the business of the Company or any of its Subsidiaries have been in material conformity with all applicable standards, contractual commitments, and all express or implied warranties.

(dd) Inventory. All of the Company’s inventory consists of a quality and quantity usable and salable in the ordinary and usual course of business, except for items of obsolete materials and materials of below-standard quality, all of which items have been written off or written down on the applicable balance sheet to fair market value or for which adequate reserves have been provided therein. All inventories not written off have been priced at the lower of average cost or market. The quantities of each type of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable and warranted in the present circumstances of the Company. To the Knowledge of the Company, all of the Company’s finished goods inventory is free of any material defect or other deficiency.

(ee) Disclosure. The representations and warranties contained in this Section 5.2, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.2 not misleading.

5.3 Representations and Warranties of Purchaser and Sub. Subject to Section 5.1, Purchaser and Sub jointly and severally hereby represent and warrant to the Company as follows:

(a) Organization, Standing and Authority. Each of Purchaser and Sub are duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Purchaser and Sub is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Purchaser or Sub. Each of

Purchaser and Sub has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(b) Corporate Power. Each of Purchaser and Sub has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, subject to the receipt of all necessary consents and approvals by any Governmental Authority (including under the HSR Act), and no other corporate proceedings are necessary on the part of Purchaser to approve this Agreement or to consummate the Transaction.

(c) Corporate Authority. This Agreement and the Transaction have been authorized by all necessary corporate action of Purchaser, the Purchaser Board, Sub and the Sub Board on or prior to the date hereof. Purchaser and Sub have duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the Company, this Agreement is a valid and legally binding agreement of Purchaser and Sub enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(d) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any Third Party are required to be made or obtained by Purchaser or Sub in connection with the execution, delivery or performance by Purchaser and Sub of this Agreement, or in order to consummate the Transaction, except for (A) the filing of a premerger notification and report form under the HSR Act, and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or any other applicable competition, merger control, antitrust or similar law or regulation, (B) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the Transaction, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business and (D) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate is or would be immaterial. As of the date hereof, neither Purchaser nor Sub is aware of any reason why the approvals set forth above and referred to in Section 7.1(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.1(b).

(ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by Purchaser and Sub, respectively, and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or require the consent, approval or authorization of, or notice to or filing with, any Third Party with respect to or give rise to any Lien, any acceleration of remedies or any right of termination under, any Law, or any governmental permit or license, or agreement, indenture or instrument of Purchaser or Sub or to which Purchaser or Sub or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the certificate of incorporation or bylaws of Purchaser or Sub or (C) conflict with or result in any violation of any Law binding upon or applicable to Purchaser or Sub.

(e) No Brokers. No action has been taken by Purchaser or Sub that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction.

(f) Information Supplied. None of the information supplied or to be supplied by or on behalf of Purchaser or Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Purchaser or Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement.

(g) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the Transaction, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(h) Financing. Purchaser has received, accepted and agreed to one or more valid commitment letters for financing with its lender or lenders, as the case may be (collectively, as the same may be amended or modified, the “Financing Letters”) to provide, subject to the terms and conditions stated in the Financing Letters, financing to Purchaser or its Affiliates in connection with the Transaction (such financing provided by the financing sources party thereto, on terms and conditions consistent with the terms and conditions set forth in the Financing Letters, being the “Financing”). Purchaser or its Affiliates are committed to provide up to $120 million of equity financing pursuant to the terms and subject to the conditions of the Financing Letters, to fund, in part, the Merger Consideration, and has incorporated an agreement to such effect in the Financing Letters. Complete and correct copies of the Financing Letters have been delivered to the Company. At the Effective Time, subject to Purchaser’s receipt of the Financing specified in the Financing Letters, Purchaser will have immediately available funds necessary to consummate the Transaction and to pay the aggregate Merger Consideration.

(i) Company Stock. Neither Purchaser nor Sub is, nor at any time during the last three years has it been, an “interested stockholder” of the Company as defined in Section 203 of DGCL. Except for 2,000 shares of Class A Common Stock owned by an Affiliate of Purchaser, neither Purchaser nor Sub nor any of their respective Affiliates owns, directly or indirectly, beneficially (as defined in Rule 13d-3 under the Exchange Act) or of record, and is not a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company, except as contemplated by this Agreement or the Option and Voting Agreement and except for any such shares that may be owned by any employee benefit or other plan administered by or on behalf of Purchaser or any of its Subsidiaries, to the extent the determination to acquire such shares was not directed by Purchaser or Sub.

(j) Disclosure. The representations and warranties contained in this Section 5.3, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.3 not misleading.

ARTICLE VI

COVENANTS

6.1 Reasonable Commercial Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the Company, Purchaser and Sub agrees to use its reasonable commercial efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII, and shall cooperate fully with the other party hereto to that end.

(b) The Company shall use its reasonable commercial efforts to obtain, prior to the Closing (i) the unconditional consent to the Closing and the Transaction of each Person holding a mortgage or lien on the Real Property or material personal property owned or leased by the Company or any of its Subsidiaries and (ii) the unconditional consent to the Closing and the Transaction of each other party to each Material Contract with the Company or any Subsidiary of the Company, but, in either case, only if and to the extent that the failure to obtain such consent would adversely affect the Company or any Subsidiary of the Company or the ability of Purchaser to consummate the Transaction. Section 6.1(b) of the Company Disclosure Schedule sets forth each such required consent.

6.2 Preparation of the Proxy Statement; Stockholders’ Meeting.

(a) As promptly as practicable following the date of this Agreement, the Company and Purchaser shall cooperate in jointly preparing the Proxy Statement and the Company shall file the Proxy Statement with the SEC. The Company shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following the date of this Agreement. The Company shall promptly notify Purchaser upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement and shall provide Purchaser with copies of all correspondence between the Company, on the one hand, and the SEC and the staff of the SEC, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement or any amendment or supplement thereto or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company (i) shall provide Purchaser and its counsel an opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by Purchaser; provided that Purchaser shall use commercially reasonable efforts to provide or cause to be provided its comments to the Company as promptly as reasonably practicable after the Proxy Statement or response to SEC comments is transmitted to Purchaser for its review. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company or Purchaser, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC and/or mailing to the stockholders of the Company such amendment or supplement. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Proxy Statement shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided, however, that with respect to documents filed by a party that are incorporated by reference in the Proxy Statement, this right of approval shall apply only with respect to information relating to this Agreement or the Transaction.

(b) If at any time prior to the Effective Time, any information relating to the Company or Purchaser, or any of their respective Affiliates, officers, or directors, should be discovered by the Company or Purchaser that should be set forth in an amendment or supplement to the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by Law, the Company and Purchaser shall cooperate to cause an appropriate amendment or supplement describing such information promptly to be filed with the SEC and disseminated to the stockholders of the Company.

(c) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (including any adjournment or postponement, the “Company Meeting”) to consider and vote upon the approval of this Agreement and any other matters required to be approved by the Company’s stockholders for consummation of the Transaction unless this Agreement shall have been terminated in accordance with its terms. Subject to the right of the Company and the Company Board to take action permitted by Section 6.6(b) with respect to a Superior Proposal, the Company shall, through its Board of Directors, recommend to its stockholders approval of this Agreement and the Transaction and shall take all reasonable lawful action to solicit such approval by its stockholders (the “Approval Recommendation”). The Company shall not adjourn or postpone the Company Meeting without the consent of Purchaser, which consent shall not be unreasonably withheld.

6.3 Regulatory Filings.

(a) Each of Purchaser and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable commercial efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all Third Parties and Governmental Authorities necessary to consummate the Transaction; and any initial filings with Governmental Authorities shall be made by Purchaser or the Company, as the case may be, as soon as reasonably practicable after the execution hereof. Each of Purchaser, Sub and the Company shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable Laws relating to the exchange of information, all written information submitted to any Third Party or any Governmental Authority in connection with the Transaction. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other party with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all Third Parties and Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other parties apprised of the status of material matters relating to completion of the Transaction. The Company and its Subsidiaries shall not propose to enter into, or enter into, any agreement, arrangement or understanding with any Third Party or Governmental Authority with respect to any Third Party’s or Governmental Authority’s review of the Transaction without the prior written consent of Purchaser, which consent shall not be unreasonably withheld.

(b) Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries (if applicable), directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries to any Third Party or Governmental Authority.

(c) In connection with and without limiting the foregoing, each of Purchaser and the Company and their respective Subsidiaries shall (i) comply with any request under the HSR Act or any other applicable competition, merger control, antitrust or similar Law for additional information, documents, or other material received by such party or any of its Subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Authority in respect of such filings or the Transaction, (ii) cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any applicable competition, merger control, antitrust or similar Laws with respect to any such filing and the Transaction and (iii) use reasonable commercial efforts to resolve such objections, if any, as may be asserted by such agency or other Governmental Authority with respect to any such filing or the Transaction. Nothing in this Agreement shall be deemed to require Purchaser to agree to, or proffer to, divest or hold separate any assets or any portion of any business of Purchaser, the Company or any of their respective Subsidiaries.

(d) In connection with and without limiting the foregoing, the Company and Purchaser shall duly file with the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice the notification and report form (the “HSR Filing”) required under the HSR Act with respect to the Transaction as promptly as practicable but in any event, within 10 Business Days of the date hereof. The HSR Filing shall be in substantial compliance with the requirements of the HSR Act. Each party shall cooperate with the other party to the extent necessary to assist the other party in the preparation of its HSR Filing, to request early termination of the waiting period required by the HSR Act and, if requested, to promptly amend or furnish additional information thereunder.

(e) The Company and the Company Board shall (i) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement and the Transaction and (ii) if any state takeover statute or similar statute is or becomes applicable to this Agreement and the Transaction, take all reasonable action necessary to ensure that the Transaction may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement and the Transaction.

6.4 Press Releases. The Company and Purchaser shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party but after such consultation, to the extent practicable under the circumstances, issue such press release or make such public statements as may upon the advice of outside counsel be required by Law or the rules or regulations of the New York Stock Exchange. The Company and Purchaser shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.

6.5 Access; Information.

(a) The Company agrees that upon reasonable notice and subject to applicable Laws relating to the exchange of information, it shall afford and shall cause its Subsidiaries to afford Purchaser and Purchaser’s Representatives (including its lenders and its counsel) such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), Real Property and personnel of the Company and its Subsidiaries to such other information relating to the Company as Purchaser may reasonably request and, during such period, it shall furnish promptly to Purchaser all information concerning the business, Real Property and personnel of the Company as Purchaser may reasonably request and shall instruct its Representatives to cooperate with Purchaser in its investigation of the business of the Company; provided, however, that no investigation of the Company’s business shall affect any representation or warranty given by the Company hereunder.

(b) The Company agrees to provide and to cause its Representatives, its Subsidiaries and its Subsidiaries’ Representatives to provide, all necessary cooperation reasonably requested by Purchaser in connection with the arrangement and the negotiation of agreements with respect to the Financing (and any substitutions, replacements or refinancing thereof). Such cooperation will include (i) to the extent reasonably requested, the making available to Purchaser, the lenders providing the Financing and their respective representatives of personnel, documents, financial and operational data and other information of the Company and its Subsidiaries relating to their respective operations, (ii) requiring the senior management of the Company to participate in meetings and due diligence sessions in connection with the Financing, (iii) requiring the Company’s accountants to provide their reasonable cooperation in connection with the Financing, (iv) executing and delivering documentation in connection with the release of Liens on any of the assets of the Company and its Subsidiaries or other requested certificates, documents or financial information and (v) providing all assistance necessary to create Liens on any of the assets of the Company and its Subsidiaries that may required in connection with the Financing, which Liens will be effective at the Effective Time.

(c) All information furnished to either party by the other party pursuant to this Agreement shall be subject to, and such receiving party shall hold all such information in confidence in accordance with the provisions of the Confidentiality Agreement, dated as of June 3, 2004 between Purchaser and the Company (the “Confidentiality Agreement”).

6.6 Certain Actions.

(a) From the date of this Agreement through the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, except as otherwise permitted by this Section 6.6, the Company will not, and will not authorize or permit any of its Subsidiaries, or any of the Company’s or its Subsidiaries’ respective directors, officers, agents, employees, investment bankers, attorneys, accountants, advisors, agents, Affiliates or representatives (collectively, “Representatives”) to, directly or indirectly, (i) initiate, solicit, encourage or take any action to facilitate, including by way of furnishing information, any Acquisition Proposal (as defined below) or any inquiries with respect to or the making of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, personnel, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal or (iii) except in accordance with Section 8.1(g), approve, endorse or recommend or enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to an Acquisition Proposal.

(b) Notwithstanding anything herein to the contrary, the Company and the Company Board shall be permitted (i) to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, provided that the Company Board shall not withdraw or modify in a manner adverse to Purchaser its Approval Recommendation, except as set forth in subsection (iii) below; (ii) to engage in any discussions or negotiations with, or provide any information to, any Person in response to a Superior Proposal (as defined below) by any such Person, if and only to the extent that (A) the Company Board concludes in good faith, after consultation with outside counsel, that failure to do so would breach its fiduciary duties to the Company’s stockholders under applicable Law, (B) prior to providing any information or data to any Person in connection with a Superior Proposal by any such Person, the Company Board receives from such Person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement between the Company and Purchaser and (C) at least three Business Days prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, the Company promptly notifies Purchaser in writing of the material terms and conditions of any such Superior Proposal and (iii) to withdraw, modify, qualify in a manner adverse to Purchaser (it being understood that in connection with an unsolicited tender or exchange offer, remaining neutral with respect to, or not rejecting, an Acquisition Proposal shall be considered an adverse qualification of the Approval Recommendation), condition or refuse to make its Approval Recommendation (the “Change in Company Recommendation”) if the Company Board concludes in good faith, after consultation with outside counsel and financial advisors, that failure to do so would breach its fiduciary duties to the Company’s stockholders under applicable Law.

(c) The Company will promptly, and in any event within 24 hours, notify Purchaser in writing of the receipt of any Acquisition Proposal or any request for information or inquiry that may lead to an Acquisition Proposal, which notification shall describe the Acquisition Proposal and identify the Third Party making the same.

(d) The Company agrees that it will promptly request that each Third Party that has heretofore executed a confidentiality or similar agreement within the 12 months prior to the date of this Agreement in connection with any Third Party’s consideration of any Acquisition Proposal return or certify to the destruction of all confidential information heretofore furnished to any Third Party by or on behalf of the Company or any of its Subsidiaries in connection with consideration of an Acquisition Proposal. The Company will keep Purchaser reasonably informed as to the status of such requests and the responses thereto by such Third Parties.

(e) The Company agrees that it will, and will cause its Subsidiaries and the Company’s and its Subsidiaries’ respective Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. From the date of this Agreement through the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall inform Purchaser on a prompt and current basis of the status of, and any material discussions regarding or relating to, any Acquisition Proposal and, as promptly as practicable, of any change in the price, structure or form of the consideration or the material terms of and conditions regarding the Acquisition Proposal. In fulfilling its obligations under this Section 6.06(e), from the date of this Agreement through the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall provide promptly to Purchaser copies of all written correspondence or other written material, including material in electronic form, between the Company and its Representatives and such Third Party and its Representatives.

(f) Nothing contained in this Section 6.6 shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if the Company Board concludes in good faith, after consultation with outside counsel, that its failure to so disclose would breach its fiduciary duties to the Company’s stockholders or other obligations under applicable Law, including the Company Board’s duty of candor to the stockholders of the Company; provided, however, that in no event shall the Company or the Company Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 6.6(a).

(g) For purposes of this Agreement:

(i) The term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any Person relating to any (A) direct or indirect acquisition, purchase, license or other disposition of a business that constitutes a substantial portion of the net revenues, cash flows, net income or net assets of the Company or any of its Subsidiaries, (B) direct or indirect acquisition or purchase of any class of equity securities representing 10% or more of the voting power of Class A Common Stock, (C) tender offer or exchange offer that if consummated would result in any Person together with all Affiliates thereof beneficially owning 10% or more of any class of equity securities of the Company or any of its Subsidiaries or (D) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries other than the transactions contemplated by this Agreement.

(ii) The term “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal (provided that for the purposes of this definition, (A) any acquisition, purchase, license or other disposition referred to in clause (A) of the definition of Acquisition Proposal shall be for all or substantially all of the business and assets (including the capital stock or assets of any Subsidiary) of the Company, (B) the acquisition or purchase of equity securities referred to in clause (B) of the definition of Acquisition Proposal shall be for 80% or more of all classes of equity securities of the Company as opposed to 10% of the voting power of Class A Common Stock and (C) the applicable percentages in clause (C) of the definition of Acquisition Proposal shall be 80% as opposed to 10%) that the Company Board in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (1) is on terms that the Company Board in its good faith judgment believes to be more favorable from a financial point of view to its stockholders than the Merger, (2) that financing, to the extent required, is then fully committed on commercially reasonable terms which the Company Board determines in good faith is reasonably capable of being obtained and (3) is reasonably capable of being completed.

(h) If a Payment Event (as hereinafter defined) occurs, the Company shall pay to Purchaser (by wire transfer of immediately available funds), (i) concurrently with such Payment Event, a fee of $10.0 million (the “Break-up Fee”) and (ii) upon receipt of reasonable supporting documentation, all actually and reasonably documented out-of-pocket expenses incurred or payable by or on behalf of Purchaser or Sub in connection with or in anticipation of the Transaction, including, without limitation, all attorneys’ fees, accountants’ fees, consultant fees, commitment fees, and filing fees (the “Expense Payment”), provided that in no circumstance shall the Expense Payment exceed $5.0 million. In addition, if this Agreement is terminated by Purchaser pursuant to Section 8.1(b)(i), then the Company shall pay to Purchaser (by wire transfer of immediately available funds) the Expense Payment promptly after receiving supporting documentation from Purchaser.

(i) The term “Payment Event” means any of the following:

(i) the termination of this Agreement by Purchaser pursuant to Section 8.1(f);

(ii) the termination of this Agreement by the Company pursuant to Section 8.1(g);

(iii) the Company has entered into any contract or agreement with respect to an Acquisition Proposal (which Acquisition Proposal is consummated at any time thereafter) within twelve months of the termination of this Agreement, other than the termination of this Agreement pursuant to Sections 8.1(a), 8.1(b)(ii), 8.1(c) or 8.1(d), regardless of whether such Acquisition Proposal is made before or after termination of this Agreement;

(iv) the termination of this Agreement pursuant to Section 8.1(e) if an Acquisition Proposal shall have been made after the date hereof and prior to the Company Meeting; or

(v) the termination of this Agreement for any reason following a material breach of the Option and Voting Agreement by any of the Stockholders thereunder.

(j) The Company acknowledges that the agreements contained in Section 6.6(h) are an integral part of the transactions contemplated in this Agreement and that without these agreements Purchaser would not enter into this Agreement. Accordingly, in the event the Company fails to pay to Purchaser the Break-up Fee and Expense Payment, promptly when due, the Company shall, in addition thereto, pay to Purchaser all costs and expenses, including attorneys’ fees and disbursements, incurred in collecting such Break-up Fee and Expense Payment together with interest on the amount of the Break-up Fee and Expense Payment or any unpaid portion thereof, from the date such payment was due until the date such payment is received by Purchaser, accrued at the fluctuating prime rate (as quoted in The Wall Street Journal) as in effect from time to time during the period.

(k) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement in connection with consideration of an Acquisition Proposal by such Person to which any of the Company or its Subsidiaries is a party and will promptly make available to Purchaser a copy of such agreements. The Company will use its commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of Purchaser.

(l) If this Agreement is terminated by the Company pursuant to Section 8.1(b)(ii), Purchaser shall promptly pay to the Company (by wire transfer of immediately available funds), upon receipt of reasonable supporting documentation, all actually and reasonably documented out-of-pocket expenses incurred or payable by or on behalf of the Company in connection with or in anticipation of the Transaction other than any success fee owed to Gleacher Partners LLC, including, without limitation, all attorneys’ fees, accountants’ fees, consultant fees and filing fees; provided that in no event shall such payment exceed $5.0 million.

6.7 Indemnification.

(a) Purchaser shall cause the Surviving Corporation (the “Indemnifying Party”) to assume the obligations with respect to all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company (the “Indemnified Parties”) as provided in the Company Certificate, the Company Bylaws or any indemnification agreement between such directors or officers and the Company, in each case, as in effect on the date hereof, without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect for a period of not less than six years from and after the Effective Time; provided that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any claim or claims shall continue until final disposition of any and all such claims.

(b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, Purchaser shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall expressly assume the obligations set forth in this Section 6.7.

(c) Any Indemnified Party wishing to claim indemnification under this Section 6.7, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation, whether arising before or after the Effective Time, (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties delivers an opinion that under applicable standards of professional conduct, there are significant issues between the positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties that raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel that is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties, which may not exceed one firm in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent, which shall not be unreasonably withheld, (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and (v) the Indemnified Parties shall provide the Indemnifying Party with any undertaking that may be required by the Indemnified Party’s certificate of incorporation or bylaws or by the DGCL.

(d) Prior to the Effective Time, Purchaser shall cause the persons serving as directors and officers of the Company immediately prior to the Effective Time to be covered by the directors’ and officers’ liability insurance policy maintained by the Company for a period of six years after the Effective Time; provided that Purchaser may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to the Company’s existing coverage limits, with respect to acts or omissions occurring prior to the Effective Time that were committed by such directors and officers in their capacities as such; provided further that in no event shall Purchaser be required to expend an amount in excess of $500,000 in the aggregate (the “Insurance Amount”); and provided further that if Purchaser is unable to maintain or obtain the insurance called for by this Section 6.7(d) as a result of the preceding provision, Purchaser shall use its reasonable best efforts to obtain the most advantageous coverage as is available for the Insurance Amount.

(e) The provisions of this Section 6.7 are intended to be for the benefit of and shall be enforceable by each of the Indemnified Parties and such Indemnified Party’s heirs.

6.8 Financial Statements.

(a) Through the Effective Time, the Company shall continue to file all financial statements, including the related notes, in connection with the reports, schedules, forms, statements and other documents, including exhibits and other information incorporated therein required to be filed with the SEC and such financial statements will (i) be in compliance as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) be prepared in accordance with GAAP, except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC, applied on a consistent basis during the periods involved with the financial statements of the Company included in the Company SEC Documents, except as may be indicated in the notes thereto and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments.

(b) Not later than January 28, 2005, the Company shall provide to Purchaser drafts of the following financial statements, on a consolidated basis, prior to the audit of such financial statements: (i) a balance sheet for the period ended December 31, 2004, (ii) an income statement for the period ended December 31, 2004 and (iii) a cash flow statement for the period ended December 31, 2004 ((i), (ii) and (iii) together, the “Preliminary Year-End Financial Statements”). The Preliminary Year-End Financial Statements will be subject to normal year-end audit adjustments.

(c) Through the Effective Time, the Company shall deliver to Purchaser, as soon as reasonably available, but in no event later than 30 days after the end of each month ending after the date of this Agreement, (i) a balance sheet for each of its three operating divisions as of the end of such month, (ii) an income statement for each of its three operating divisions for such month, (iii) a statement of expenses for the Company’s corporate operations, (iv) a consolidated income statement for such month, and (v) a consolidated balance sheet as of the end of such month. The Company shall also deliver to Purchaser with such financial statements a spreadsheet that compares the line-items in the consolidated income statement to the Company’s budget.

(d) Through the Effective Time, promptly upon receipt thereof, the Company will provide Purchaser with copies of all internal control reports submitted to the Company or any of its Subsidiaries by independent accountants in connection with each annual, interim or special audit of the books of the Company or of its Subsidiaries made by such accountants.

6.9 Benefit Plans.

(a) As of the Effective Date but not thereafter, Purchaser shall cause the employees of the Company and its Subsidiaries to be provided with employee benefit plans and arrangements that are substantially equivalent in the aggregate to those provided to such employees under the Benefit Plans immediately prior to the Effective Date; provided, however, that nothing contained herein shall require Purchaser or any of its Subsidiaries to either make any grants to any employee of the Company or its Subsidiaries under any discretionary equity compensation plan of Purchaser, or to establish any equity compensation plan; and provided further, however, that the Purchaser or the Surviving Corporation, as the case may be, shall be permitted to make commercially reasonable changes in insurance carriers, co-pays, deductibles, and participant and employer contribution levels while maintaining the availability of employee benefits of the type provided to the employees immediately prior to the Effective Date. Purchaser shall cause each new benefit plan (the “Purchaser Benefit Plans”) in which employees of the Company and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes, but not for accrual of any benefits other than vacation benefits, under the Purchaser Benefit Plans, the service of such employees with the Company and its Subsidiaries to the same extent as such service was credited for such purpose by the Company, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of Purchaser to amend or terminate any of the Benefit Plans in accordance with and to the extent permitted by their terms or reduce, terminate or not continue any of the benefits under such Benefit Plans following the Effective Date.

(b) At and following the Effective Time, Purchaser shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of the Company and its Subsidiaries and current and former directors of the Company and its Subsidiaries existing as of the Effective Date, as well as all employment, executive severance or “change-in-control” or similar agreements, plans or policies of the Company that are set forth on Section 6.9(b) of the Company Disclosure Schedule and which have been provided to Purchaser. The severance or termination payments that are payable pursuant to such agreements, plans or policies of the Company are set forth on Section 6.9(b) of the Company Disclosure Schedule.

(c) At such time as employees of the Company and its Subsidiaries become eligible to participate in a medical, dental, or health plan of Purchaser or its Subsidiaries, Purchaser shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health, or dental plans of Purchaser and to the extent permitted by Law, (ii) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their dependents during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee or dependent on or after the Effective Time to the extent such employee or dependent had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Effective Time.

(d) Immediately prior to the Effective Time, the Company shall, at the written request of Purchaser, terminate such of the Benefit Plans as is requested by Purchaser.

(e) With respect to the PennEngineering Flexible Spending Plan, Purchaser shall either (i) cause the Company’s employees and their unreimbursed contributions credited under the PennEngineering Flexible Spending Plan to be transferred to an equivalent flexible spending plan of Purchaser or (2) continue to operate the PennEngineering Flexible Spending Plan through December 31, 2005.

6.10 Notification of Certain Matters.

(a) Each of the Company, Purchaser and Sub shall give prompt notice to the other of (i) any fact, event or circumstance known to it that (A) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (B) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein and (ii) the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case within two Business Days of such Person becoming aware of the occurrence of such development.

(b) The Company shall give prompt notice to Purchaser, and Purchaser or Sub shall give prompt notice to the Company, of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transaction and (ii) any notice or other communication from any Governmental Authority in connection with the Transaction.

(c) If any event or matter arises after the date of this Agreement that, if existing or occurring at the date of this Agreement, (i) would have been required to be set forth or described by the Company in the Company Disclosure Schedule or (ii) would have caused a representation, warranty or covenant in Articles IV, V or VI hereof to be violated as of such date, then the Company shall, for informational purposes only, deliver to Purchaser the Company Disclosure Schedule, updated to reflect such event or matter (A) immediately prior to mailing the Proxy Statement and (B) two Business Days prior to the Effective Date.

(d) The parties’ obligations under this Section 6.10 and the disclosure of any matter in accordance with the provisions of this Section 6.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such disclosure and shall not be deemed to cure any breach or inaccuracy of any representation, warranty, or covenant made in this Agreement.

6.11 Real Property. The Company and each of its Subsidiaries shall maintain the Real Property and other material assets of the Company and each of its Subsidiaries in good repair, order, and condition (subject to normal wear and tear) consistent with current needs. Subject to Section 4.1(i), the Company and each of its Subsidiaries shall replace in accordance with prudent practices the Company’s and each of its Subsidiaries’ inoperable, worn out or obsolete assets with assets of good quality consistent with past practices and current needs and, in the event of a casualty, loss or damage to any of such assets or properties prior to the Effective Time, whether or not the Company or any of its Subsidiaries is insured, either repair or replace such damaged property to the condition it was in immediately prior to such casualty, loss or damages.

6.12 Stockholder Litigation. The Company shall give Purchaser the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its officers and directors relating to the Transaction or any Acquisition Proposal, and no such settlement shall be agreed to without Purchaser’s prior written consent, such consent not to be unreasonably withheld or delayed.

6.13 Company Expenses. Section 6.13 of the Company Disclosure Schedule sets forth a current estimate of the expenses from and after November 1, 2004 (provided that fees paid and payable to Gleacher Partners LLC, Houlihan Lokey Howard & Zukin Financial Advisors, Inc. and Morgan Lewis & Bockius LLP date back to June 30, 2004) to be paid or payable by the Company and its Subsidiaries related to the Transaction, including but not limited to (i) fees and expenses of its investment bankers, financial advisors, accountants, and legal counsel, (ii) retention and change of control payments in connection with the Transaction and (iii) the portion of the filing fees due under the HSR Act and all other applicable merger control regulations that are to be paid by the Company pursuant to the terms of this Agreement (collectively, the “Company Expenses”), and such Company Expenses shall not exceed an aggregate of $10.0 million. Not later than two business days prior to the Effective Date, the Company shall furnish Purchaser with a detailed list of all such Company Expenses paid or payable.

6.14 Control of the Company Business. Nothing contained in this Agreement shall give Purchaser or Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger. Prior to the consummation of the Merger, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

6.15 Possible Indemnification Claim. Prior to February 5, 2005, the Company will (a) initiate an arbitration proceeding in Milan, Italy with respect to outstanding claims under that certain Stock Purchase Agreement, dated January 23, 2003, between PennEngineering World Holdings, LP and Cataldo Pirito (the “MAE Purchase Agreement”), (b) submit a Notice of Initiation with respect to the arbitration referenced in clause (a) above to the Escrow Agent (as defined in the MAE Purchase Agreement) and (c) take all other actions as may be necessary and appropriate to prevent amounts from being released from escrow pursuant to the Escrow Agreement (as defined in the MAE Purchase Agreement). The Company will provide Purchaser with a copy of the documentation pursuant to which the arbitration referenced in clause (a) above will be initiated prior to initiating such arbitration, will consider in good faith any comments provided by Purchaser prior to the filing of such documentation and will provide Purchaser with a copy of any correspondence received by the Company relating to such arbitration, including correspondence received from the Escrow Agent (as defined in the MAE Purchase Agreement) and any auditors. The Company will promptly update Purchaser regarding any material developments in connection with the arbitration proceeding or the disputes under the MAE Purchase Agreement.

6.16 Right of First Refusal. The Company agrees that in connection with the Option and Voting Agreement it will not exercise its rights under the Right of First Refusal Agreement dated September 5, 1986 between the Company and Lawrence W. Swanstrom or Daryl L. Swanstrom, pursuant to which the Company has the right of first refusal to purchase any shares of Company Common Stock that each of Lawrence W. Swanstrom or Daryl L. Swanstrom desires to sell or otherwise transfer.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a) Stockholder Approval. This Agreement and the Merger shall have been duly approved by the requisite vote of the holders of outstanding shares of Class A Common Stock.

(b) Regulatory Approvals. All authorizations, consents, orders, permits or approvals of, or declarations or filings with, any Governmental Authority required to consummate the Transaction shall have been filed, have occurred or been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (other than the expiration of the applicable waiting period under the HSR Act that is addressed in Section 7.1(d)) and no such approvals shall contain any conditions, restrictions or requirements that the Purchaser reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Transaction.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order, whether temporary, preliminary or permanent, that is in effect and prohibits consummation of the Transaction.

(d) HSR Act. The waiting period and any extension thereof applicable to the Transaction under the HSR Act shall have been terminated or shall have expired.

(e) No Litigation. No proceeding or litigation shall have been threatened or shall have been commenced by any Governmental Authority (i) seeking to restrain or prohibit the consummation of the Transaction, (ii) seeking to obtain from Purchaser, the Company or any of their respective Subsidiaries any damages that are material in relation to Purchaser and Purchaser’s Subsidiaries taken as a whole or the Company and the Company’s Subsidiaries taken as a whole, as applicable, (iii) seeking to prohibit or limit the ownership or operation by Purchaser, the Company or any of their respective Subsidiaries of any material portion of the business or assets of the Company and its Subsidiaries, or to compel Purchaser, the Company or any of their respective Subsidiaries to dispose of or hold separate any material portion of their business or assets, as applicable, as a result of the Transaction, (iv) seeking to impose limitations on the ability of Purchaser to, directly or indirectly, acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Company or the Surviving Corporation, (v) seeking to prohibit Purchaser or Purchaser’s Subsidiaries from, after the Effective Time, effectively controlling in any material respect the business or operations of the Company and the Company’s Subsidiaries, taken as a whole, or (vi) that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Purchaser.

7.2 Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the fulfillment by Purchaser and Sub or written waiver by the Company prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser and Sub set forth in this Agreement (i) if subject to any limitations as to “materiality” or “Material Adverse Effect,” shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date and (ii) if not subject to any limitations as to “materiality” or “Material Adverse Effect,” shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date, and the Company shall have received a certificate, dated the Effective Date, signed on behalf of Purchaser and Sub by a duly authorized officer of each of Purchaser and Sub to such effect.

(b) Performance of Obligations of Purchaser. Purchaser and Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time in order to consummate the Merger, and the Company shall have received a certificate, dated the Effective Date, signed on behalf of Purchaser and Sub by a duly authorized officer of each of Purchaser and Sub to such effect.

(c) Other Actions. Purchaser and Sub shall have furnished the Company with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.1 and 7.2 as the Company may reasonably request.

7.3 Conditions to Obligation of Purchaser and Sub. The obligation of Purchaser and Sub to consummate the Merger is also subject to the fulfillment by the Company or written waiver by Purchaser prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (i) if subject to any limitations as to “materiality” or “Material Adverse Effect,” shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date and (ii) if not subject to any limitations as to “materiality” or “Material Adverse Effect,” shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date, and Purchaser shall have received a certificate, dated the Effective Date, signed on behalf of the Company by a duly authorized officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time in order to consummate the Merger, and Purchaser shall have received a certificate, dated the Effective Date, signed on behalf of the Company by a duly authorized officer of the Company to such effect.

(c) Certificate as to Certain Financial Matters. Purchaser shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Company that the Company Expenses from and after November 1, 2004 (provided that Company Expenses paid and payable to Gleacher Partners LLC, Houlihan Lokey Howard & Zukin Financial Advisors, Inc. and Morgan Lewis & Bockius LLP date back to June 30, 2004) will not as of the Closing Date exceed an aggregate of $10.0 million.

(d) Other Actions. The Company shall have furnished Purchaser with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.1 and 7.3 as Purchaser may reasonably request.

(e) Financing. Purchaser or Sub shall have received the proceeds of the Financing under the Financing Letters, in the amounts and on terms and conditions consistent with the terms and conditions set forth in the Financing Letters.

(f) FIRPTA. The Company shall have furnished to Purchaser a certification in accordance with Treasury Regulations § 1.1445-2(c) certifying that the Company Common Stock is not a real property interest because the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) Lease Consents. The Company shall have delivered to Purchaser a written consent, in form and substance reasonably satisfactory to Purchaser, for each Lease set forth in Section 6.1(b) of the Company Disclosure Schedule pursuant to which consent is required in connection with the Transaction.

(h) Dissenting Shares. The aggregate number of Dissenting Shares shall not exceed 10% of the total number of shares of Company Common Stock outstanding on the Effective Date.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Date, and the Transaction may be abandoned:

(a) Mutual Consent. By the mutual consent in writing of Purchaser and the Company.

(b) Breach. Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained therein,

(i) by Purchaser in the event of a breach by the Company of any representation, warranty, covenant or agreement contained herein, which breach (A) would result in the failure to satisfy one or more of the conditions set forth in Sections 7.3(a) or (b) and (B) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach; or

(ii) by the Company in the event of a breach by Purchaser or Sub of any representation, warranty, covenant or agreement contained herein, which breach (A) would result in the failure to satisfy one or more of the conditions set forth in Sections 7.2(a) or (b) and (B) cannot be or has not been cured within 30 days after the giving of written notice to the Purchaser or Sub, as the case may be, of such breach.

(c) Delay. By Purchaser or the Company, in the event that the Merger is not consummated by July 15, 2005 (the “End Date”); provided that if (i) the Effective Date has not occurred by such date by reason of non-satisfaction of the condition set forth in Section 7.1(d) and (ii) all other conditions set forth in Article VII have heretofore been satisfied or waived or are capable of being satisfied, then such date shall be automatically be extended to September 30, 2005 (which shall then be the End Date); provided further that at the End Date the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to fulfill in any material respect any obligation under this Agreement has caused or resulted in the failure of the Effective Date to occur on or before the End Date.

(d) No Regulatory Approval. By Purchaser or the Company in the event the approval of any Governmental Authority required for consummation of the Transaction shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth herein.

(e) No Company Stockholder Approval. By either Purchaser or the Company provided that the Company shall not be in material breach of any of its obligations under Section 6.2, if any approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Company Meeting.

(f) Company Failure to Recommend. By Purchaser at any time prior to the date the Company stockholder approval has been obtained if (i) the Company shall have materially breached any provision of Section 6.6, (ii) the Company Board shall have failed to make its Approval Recommendation or shall have effected a Change in Company Recommendation, or (iii) the Company shall have materially breached its obligations under Section 6.2 by failing to call, give notice of, convene and hold the Company Meeting.

(g) Superior Proposal. By the Company at any time prior to the date the Company stockholder approval has been obtained, in order to concurrently enter into an Acquisition Proposal that has been received by the Company and the Company Board in compliance with Sections 6.6(a) and (b) and that the Company Board concludes in good faith, in consultation with its financial and legal advisors, that such Acquisition Proposal is a Superior Proposal; provided, however, that this Agreement may be terminated by the Company pursuant to this Section 8.1(g) only after the fifth calendar day following the Company’s provision of written notice to Purchaser advising Purchaser that the Company Board is prepared to accept a Superior Proposal and setting forth the material terms and conditions of any such Superior Proposal, including the amount per share the Company’s stockholders will receive per share of Company Common Stock (valuing any non-cash consideration at what the Company Board determines in good faith, after consultation with its independent financial advisor, to be the fair value of the non-cash consideration), and only if (i) during such five-calendar day period, the Company has caused its financial and legal advisors to negotiate with Purchaser in good faith to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and (ii) the Company Board has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, based upon consultation with its financial and legal advisers, that such Acquisition Proposal remains a Superior Proposal even after giving effect to the adjustments proposed by Purchaser and provided further that such termination shall not be effective until the Company has paid the Break-up Fee and Expense Payment to Purchaser.

8.2 Effect of Termination. In the event of termination of this Agreement by either Purchaser or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (i) Sections 6.5(c), 6.6(h), (i), (j) and (l) and 8.2 and Article IX shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liability or damages arising out of its willful breach of any of the provisions of this Agreement.

ARTICLE IX

MISCELLANEOUS

9.1 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time, other than agreements or covenants contained herein that by their express terms are to be performed in whole or in part after the Effective Time. Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its Affiliates of any defense at law or in equity that otherwise would be available against the claims of any Person, including without limitation any stockholder or former stockholder.

9.2 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting no amendment shall be made that by law requires further approval by the stockholders of the Company without obtaining such approval. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

9.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.4 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

9.5 Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in any state court in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a federal court located in the State of Delaware or a state court located in the State of Delaware.

9.6 Expenses. Other than as provided in Section 6.6(h), 6.6(l), this Section 9.6 or as otherwise agreed to in writing by the parties, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, except that all filing fees assessed under the HSR Act and all other applicable merger control regulations shall be shared equally between the Company and Purchaser; provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

9.7 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given when personally delivered, upon confirmation of receipt when transmitted by facsimile (with confirmation), upon receipt when mailed by registered or certified mail (return receipt requested), or on the next Business Day if transmitted by national overnight courier to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to the Company to:

Penn Engineering & Manufacturing Corp.

Attn: Chief Executive Officer

5190 Old Easton Rd.

Danboro, PA 18916

Telephone: (215) 766-3600

Facsimile: (215) 766-3630

With a copy to:

Duane Morris LLP

Attn: Frederick W. Dreher

One Liberty Place

Philadelphia, PA 19103-7396

Telephone: (215) 979-1234

Facsimile: (212) 979-1213

If to Purchaser to:

PEM Holding Co.

c/o Tinicum Incorporated

Attn: Tinicum Capital Partners II, LP

800 Third Ave. 40th Floor

New York, NY 10022

Telephone: (212) 446-9300

Facsimile: (212) 750-9264

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Attn: Richard Grossman

4 Times Square 32-322

New York, NY 10036

Telephone: (212) 735-2116

Facsimile: (917) 777-2116

9.8 Entire Understanding; No Third Party Beneficiaries. This Agreement, the Option and Voting Agreement and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the Transaction and this Agreement and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce Purchaser’s obligations under Section 6.7, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and such Indemnified Party’s heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.9 Severability. Except to the extent that application of this Section 9.9 would have a Material Adverse Effect on the Company or Purchaser, any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision that, insofar as practicable, implements the original purposes and intents of this Agreement.

9.10 Interpretation. When a reference is made in this Agreement to Sections, or Schedules, such reference shall be to a Section of, or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.

9.11 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

PEM HOLDING CO.

By:	/s/ William Shockley
Name:	William Shockley
Title:	Vice President

PN MERGER SUB, INC.

By:	/s/ William Shockley
Name:	William Shockley
Title:	Vice President

PENN ENGINEERING &
MANUFACTURING CORP.

By:	/s/ Kenneth A. Swanstrom
Name:	Kenneth A. Swanstrom
Title:	Chairman/CEO